Exhibit 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into effective ___ April 2012, by and among: (i) MF UK FC Limited, an entity organized under the laws of England (“MICROS” or “Buyer”); (ii) MICROS Systems, Inc., a Maryland corporation, as guarantor of the Buyer (the "Guarantor"), (iii) Torex Retail Holdings Limited, an entity organized under the laws of England (the “Company”), and (iv) all of the stockholders and option-holders of the Company, each as listed in Schedule 1 (individually and collectively, the “Stockholders” or the “Sellers”).

RECITALS:

WHEREAS, the Sellers are the owners of 100% of the issued and outstanding stock of Company, 100% of the issued and outstanding options to purchase stock of Company (the “Shares”), which constitutes 100% of the issued and outstanding shares of capital stock of Company and options to purchase stock of the Company; and

WHEREAS, on the terms and conditions of this Agreement the Stockholders will sell to the Buyer, based upon their pro-rata shares of outstanding capital stock of Company, all of the stock of Company such that after the sale the Buyer will own shares of stock of Company representing 100% of the issued and outstanding capital stock of Company on a fully diluted basis.

NOW, THEREFORE, in consideration of the payments provided for in, and the mutual covenants contained in, this Agreement, Buyer, Company, Guarantor and Stockholders agree as follows:

1. CERTAIN DEFINITIONS

1.1. "Accruals” – means all of the accrued expenses of the Group as determined in accordance with the Agreed Accounting Principles;

1.2. "Accrued Income” – means all of the accrued income of the Group as determined in accordance with the Agreed Accounting Principles;

1.3. "Action" means any action, Claim, suit, litigation or other proceeding commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Agency or arbitrator.

1.4. “Agreed Accounting Principles” means those specific accounting policies, bases and methods of estimation of the Group applied in the preparation of the Audited Accounts and specified on the face of the Audited Accounts) provided that such specific accounting policies are: (1) consistent with IFRS (and with respect to any matter as to which there is, as of the Closing Date, more than one generally accepted accounting principles under IFRS, Agreed Accounting Principles means the generally accepted accounting principles under IFRS applied in the preparation of the Audited Accounts); and (2) consistently applied unless, for one or more specific items in the Closing Statement, there is a material change to normal business conditions which renders the application of consistent policies, bases and methods inappropriate for that / those items; and (3) provided further that, for purposes of the Agreed Accounting Principles, no known adjustments for items or matters, regardless of the amount thereof, shall be deemed to be immaterial;

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1.5. “Affiliate” – means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling”, “controlled by,” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management of policies of a Person, whether through the ownership of voting securities, by contract, or otherwise;

1.6. "Audited Accounts" means the audited consolidated financial statements of the Group, comprising the balance sheet of the Group, the consolidated balance sheet, the consolidated statement of comprehensive income, the consolidated statement of changes in equity, the consolidated cash flow statement, together with the notes thereon, the directors' report and auditors' report, as at and for the financial period ended on June 30, 2011;

1.7. "Burdale" – means Burdale Financial Limited (No. 02656007);

1.8. "Burdale Facility" – means the receivables financing facility and the target acquisition financing facility made available under the Facility Agreement;

1.9. "Business” – means the business that the Group is engaged in or contemplated prior to or as at the Closing Date, including but not limited to (1) the provision of outlet and head office technology to the extended retail marketplace, (2), the creation, sale and licensing of proprietary and other software, (3) installation and support of hardware, (4) consultancy, implementation and maintenance services, and (5) the development and implementation of software and hardware technology for point-of-sale solutions and merchandise planning, business analytics, loss prevention and multi-channel trading;

1.10. “Business Day” – means a day of the year in which banks are not required or authorized to close in Columbia, Maryland and London, United Kingdom;

1.11. "Buyer's Group" – means the Buyer and its Affiliates from time to time, all of them and each of them as the context admits;

1.12. "Buyer Claim" – means any claim against the Company or Stockholders (or their successors in title or assignees) in respect of, arising under or in relation to this Agreement, including but not limited to the Warranties and/or the indemnities set out in Section 10 and/or the Tax Indemnity, as the case may be;

1.13. “Capital Lease” - means any lease of any property by the Group (whether real, personal or mixed) which, in accordance with the Agreed Accounting Principles, is accounted for as a capital lease.

1.14. “Capitalized Lease Obligations” – means, without duplication of any item that would otherwise be included in the term Indebtedness, the aggregate amount of all obligations under Capital Leases in each case taken at the amount thereof that should be accounted for as liabilities in accordance with the Agreed Accounting Principles, and without inclusion of any breakage or other similar costs unless actually incurred as a result of a change of control provision at Closing.

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1.15. "Cash" – means without duplication the net amount of unrestricted cash balances (including but without limitation all amounts entered into any cash book or the like (by whatever name called) and any cash equivalents held by the Company or the Group determined in accordance with the Agreed Accounting Policies (for purposes of this definition, the Restricted Cash shall not be considered Unrestricted Cash);

1.16. "C Ordinary Shares" – means the 1,000,000 C ordinary shares of £0.0001 each in the issued share capital of the Company;

1.17. “Change of Control Payments” – means any and all change in control bonuses, payments, commissions, management or consulting fees or other remuneration payable to Group's employees, managers, consultants, shareholders or vendors triggered by this Agreement;

1.18. “Claim” means any claim, demand, suit, allegation, cause of action, chose in action, right of recovery or right of set-off of whatever kind or description against any Person;

1.19. "Closing" – shall have the meaning given to such term in Section 2.3 hereof;

1.20. "Closing Balance Sheet" – shall have the meaning given to such term in Section 2.6;

1.21. "Closing Calculation" – shall have the meaning given to such term in Section 2.6;

1.22. “Closing Date” – shall have the meaning given to such term in Section 2.3 hereof;

1.23. "Company Capital Stock" – means, collectively, the Ordinary Shares, C Ordinary Shares and Preference Shares;

1.24. "Competition Condition" means the condition set out in Section 2.8;

1.25. "Covered Loss" – has the meaning given to it in Schedule 4A;

1.26. "Customer Overpayments" means cash received prior to Closing from customers in excess of invoices issued by the Company to such customers or as deposit payments from customers;

1.27. "Deed of Release" – means a deed, in the agreed terms in the form attached hereto as Schedule 8, between Burdale and Company pursuant to which Burdale confirms that all amounts due by the Group to Burdale or any of its Affiliates, including but not limited to those under the Facility Agreement, have been paid and all Liens held by or on behalf of Burdale or its Affiliates over any assets of the Group are released;

1.28. "Deferred Income” – means all of the deferred income of the Group as calculated on the basis of the Agreed Accounting Principles.

1.29. "Disclosure Schedules" – means the disclosure schedules delivered by the Selling Parties to Buyer on the date hereof which, among other things, set forth certain exceptions to or explanations for the representations and warranties contained in Section 4;

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1.30. "Employee Liabilities" – means the accrued but untaken holiday pay, accrued bonus and commissions, and accrued wages, salaries and benefit costs and liabilities in respect of the Group's defined contribution pension schemes (including without limitation VAT, PAYE/NIC, GAYE, and director liability, and directors liabilities accounted for as such on the Closing Balance Sheet) as determined in accordance with the Agreed Accounting Principles;

1.31. “Environmental Law” – means any Legal Requirement or Order applicable in the United Kingdom, the European Union or other applicable jurisdictions where the Group has operations or conducts Business relating to pollution, hazardous substances, hazardous wastes, petroleum or otherwise relating to protection of the environment, natural resources or human health;

1.32. "Escrow Account" – means the escrow account created and maintained by the Escrow Agent under the terms of the Escrow Agreement for the sole purpose of holding the Escrow Amount;

1.33. "Escrow Agent" – means the escrow agent appointed under the Escrow Agreement or its successors;

1.34. "Escrow Agreement" – means the agreement in the agreed terms between the Buyer, the Stockholders and the Escrow Agent relating to the creation and maintenance of the Escrow Account to be entered into on Closing, in the form attached hereto as Schedule 9;

1.35. "Escrow Amount" – shall have the meaning given to such term in Section 2.1 (c) hereof;

1.36. "Estimated Cash" means a good faith estimate of Cash as at the Closing Date calculated by Company as of the date that is three (3) Business Days before the Closing Date in accordance with Section 2.2(d);

1.37. "Estimated Indebtedness" means a good faith estimate of Indebtedness as at the Closing Date calculated by Company as of the date that is three (3) Business Days before the Closing Date in accordance with Section 2.2(d);

1.38. "Estimated Tax Liabilities" means a good faith estimate of the Tax Liabilities as at the Closing Date calculated by Company as of the date that is three (3) Business Days before the Closing Date in accordance with Section 2.2(d);

1.39. “Estimated Working Capital” – means a good faith estimate of Working Capital as at the Closing Date calculated by Company as of the date that is three (3) Business Days before the Closing Date in accordance with Section 2.2(d);

1.40. "Facility Agreement" – means the facility agreement between, inter alia, Burdale and Torex Retail Holdings Limited dated 21 October 2009 (as amended with effect from 19 November 2009 and amended and restated as at 18 January 2012);

1.41. "Facility Repayment Amount" – means the amount necessary to repay the Burdale Facility including all prepayment and cancellation fees, costs and transaction expenses associated therewith in full on the Closing Date in accordance with Section 2.2(d);

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1.42. "Fixed Priced Matters" - means the following items: (a) severance costs of certain executives of the Group after the Closing Date (£3,000,000); (b) costs to reinstate Real Property leasehold premises to the state required by the applicable leases at the expiry of such leases (£2,114,774); (c) in respect of the Group's liabilities under its Norwegian and German defined benefit pension plans (£900,000); or (d) in respect of the Group's liabilities under the UK DB Pension Schemes (£150,000);

1.43. “Government” – means any federal, state, or local government, domestic or foreign;

1.44. “Governmental Agency” – means any agency, bureau, commission, instrumentality, or judicial body of any Government;

1.45. "Group" – means, individually and collectively, the Company and all of its Subsidiaries and the Torex US Business but excluding Torex US, Inc.;

1.46. "HMRC" – means Her Majesty's Revenue and Customs and, where relevant, any predecessor body which carried out any of its functions;

1.47. "IAS Regulation" – means EC Regulation no. 1606/2002 of the European Parliament and the Council of 19 July 2002 on the application of international accounting standards;

1.48. “IFRS” – means international financial reporting standards, within the meaning of the IAS Regulation, adopted from time to time by the European Commission in accordance with that IAS Regulation and applied on a consistent basis in effect as of the Closing Date;

1.49. "Indebtedness” – means without duplication the aggregate amount of indebtedness of the Group for borrowed monies (including in each case accrued interest and penalties thereon and including any break fees which would be incurred were such facilities to be terminated at Closing) including, without limitation, under any bonds, debentures, notes or other similar instruments, under any conditional sale or other title retention agreements relating to purchased property, all obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for raw materials, inventory, services and supplies incurred in the ordinary and usual course of business), liens, interest rate or currency hedging transactions, letters of credit or lines of credit and any guarantees and arrangements having the economic effect of a guarantee of any indebtedness of any Person other than those of the Company’s Subsidiaries owed solely to Company or vice versa but excluding, for the avoidance of doubt, the Total Repayment Amount;

1.50. “Initial Period” means the period: (1) commencing on the Closing Date; and (2) ending at 5:00 p.m. on the date that is two years after the Closing Date, all dates and times local time at the service address of the Stockholders’ Representative;

1.51. "Initial Period Pre-Attachment Point Covered Loss" – has the meaning given to it in Schedule 4A;

1.52. “Initial Period Retention Amount” means the sum of £2,800,000;

1.53. "Institutional Stockholder" – means Promontoria Holding XIX B.V.;

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1.54. "Insurance Policies" – means the insurance policies in favour of the Institutional Stockholder, each appended at Schedule 7;

1.55. "Insurers" – means the insurers subscribing to the Insurance Policies;

1.56. “Inventories” – means the stock and inventory of the Group as at the close of business on the Closing Date as determined in accordance with the Agreed Accounting Principles;

1.57. "IP Warranties" – means the Warranties contained in Section 4.19 ('Intellectual Property') of this Agreement;

1.58. “Knowledge” means the actual or constructive (knew or should have known given his or her position within the Group) knowledge of the relevant Person, which in the case of the Company or any of its Subsidiaries, means the Knowledge of Senior Management;

1.59. "Legal Requirement" – means any United Kingdom, European Union, or other applicable federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty;

1.60. “Lien” – means a claim, lien, encumbrance, security interest, option, charge, or restriction of any kind whatsoever;

1.61. "Loan Notes" – means collectively the following loan notes issued by the Company to the Institutional Stockholder: (a) £4,640,747.17 in principal amount of loan notes due 30 June 2013 under a loan instrument dated 22 December 2009 (as amended in April 2010 and June 2011); (b) £12,853,849.71 in principal amount of loan notes due 30 June 2013 under a loan instrument dated 22 December 2009 (as amended in June 2011); £23,934,405.55 in principal amount of loan notes due 30 June 2013 under a loan instrument dated 8 January 2008 (as amended in December 2009 and June 2011);

1.62. "Loan Notes Redemption Amount" – means the amount necessary to redeem the Loan Notes including all prepayment and cancellation fees, costs and transaction expenses and accrued interest associated therewith in full on the Closing Date (after deducting the partial repayment of the Loan Notes by the Company pursuant to Section 2.3A);

1.63. "Loss" – has the meaning given to it in Section 10;

1.64. “Marks” – means all trademarks, trade names, trademark license agreements, logos, trade styles, service marks, and other sources of business identifiers of the Group;

1.65. “Material Adverse Effect”- means any result, occurrence, fact, change, event or effect that is or could reasonably be expected to have a materially adverse effect on the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Business or the Group;

1.66. “Non-Covered Loss” – has the meaning given to it in Schedule 4A;

1.67. "Notification" – means a notice in writing in the agreed terms to be sent by the Company to the Warrantholders pursuant to clause 7.7 of the Warrant Instrument specifying, inter alia, that the Company has resolved to implement the transfer of the Company Capital Stock and the proposed Closing Date;

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1.68. “Order” – means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Government or Governmental Agency;

1.69. "Option Holder" means a holder of options pursuant to the Option Plan;

1.70. "Option Plan" means the Torex Retail Holdings Limited 2007 Share Option Plan;

1.71. "Ordinary Shares" – means the 1,020,898,383 ordinary shares of £0.01 each in the issued share capital of the Company;

1.72. "Pending Claims" – means any Buyer Claim for indemnification that have been made by Buyer in accordance with the terms of this Agreement and which are pending in any manner or remain unresolved, provided that any such claim shall no longer be treated as a Pending Claim if: (i) the Stockholders' Representative and the Buyer shall so agree in writing; (ii) a court has awarded judgment in respect of the Claim that is not capable of appeal (whether by effluxion of time or otherwise); or (iii) a period of 12 months has elapsed since the Claim was notified to the Stockholders' Representative in accordance with this Agreement during which period no proceedings have been started in respect of that Buyer Claim provided that a Buyer Claim shall continue to be treated as a Pending Claim for up to an additional 12 month period (unless it falls within (i) or (ii) of this definition) from the date that the Buyer provides a Pending Claim Legal Opinion pursuant to Section 2.1(c);

1.73. "Pension Schemes" means all the pension schemes operated by the Group;

1.74. “Person” – means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, organization, association, or other business entity, or any Government or Governmental Agency;

1.75. “Prepayments” – means prepayments of the Group determined in accordance with the Agreed Accounting Principles;

1.76. "Preference Shares" – means the 3,931,900,000 preference shares of £0.01 each in the issued share capital of the Company;

1.77. "Priced Matters" - means the Fixed Priced Matters and the Variable Priced Matters;

1.78. “Proceeding” – means any action, arbitration, audit, hearing, litigation, reexamination or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Government, Governmental Agency, or arbitrator;

1.79. “Real Property” – means any real property or facility to the extent currently owned, leased, or operated by the Group. Notwithstanding anything to the contrary contained in this Agreement, if the Group occupies only a portion of any real property or other facility not owned by the Group, the term “Real Property” means and includes only that portion of such real property or facility occupied by the Group;

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1.80. “Regulated Substances” – means any substance regulated under Environmental Laws, including but not limited to hazardous waste, as defined pursuant to applicable laws, ordinances or regulations in the United Kingdom, the European Union or other applicable jurisdictions;

1.81. “Representation and Warranty Qualification” – means any references in this Agreement (including the schedules but excluding for the avoidance of doubt Sections 2.2(e) and 2.7 and Schedule 3) relating to, qualifying, adding to, limiting, diminishing or modifying in any respect any of Sellers’ representations or warranties set forth herein, including but not limited to by reason of a reference to (1) materiality, (2) Knowledge, (3) any Material Adverse Effect, and/or (4) disclosure hereunder;

1.82. “Representatives” – means a Person’s officers, directors, and employees.

1.83. "Restricted Cash" means the following amounts which are deposited by way of security for leases of a member of Group in Germany and Holland (plus any applicable interest) as at Closing: (a) the amount held in Torex Retail Holdings GmbH’s Commerzbank account 339 02198290 33; (b) the amount held in Torex Retail Holdings GmbH’s Commerzbank account 339 02198290 34; and (c) the amount as part of Torex Retail BV’s ABN-Amro account NL32ABNA0432507949;

1.84. “Second Period” means the time period: (1) commencing at 5:01 p.m. on the date that is two years after the Closing Date; and (2) ending on the date that is seven years after the Closing Date, all dates and times local time at the service address of the Stockholders’ Representative;

1.85. "Senior Management" means each of Steve Rowley, Mandy Gradden, Ben Oakley, Michelle Cohen, Mark Hollister, Steve Callaghan;

1.86. "Selling Parties" – means the Company and the Stockholders;

1.87. "Stockholders' Solicitors" – means Ashurst LLP of Broadwalk House, 5 Appold Street, London EC2A 2HA;

1.88. "Stockholders' Solicitors' Account" – means the account in the name of the Stockholders' Solicitors (Ashurst LLP Client Account), account number 00404241 at NatWest Bank plc, of 15 Bishopsgate, London EC2P 2AP, sort code 50-00-00;

1.89. “Stockholders” – means the holders of Company Capital Stock as of the Closing Date, as listed in Schedule 1;

1.90. "Stockholders' Representative" – has the meaning given in Section 12.20;

1.91. “Subsidiaries” – means any corporation, the capital stock of which represents more than twenty percent (20%) of the general voting power under ordinary circumstances of such corporation and which is directly or indirectly owned or controlled by another corporation;

1.92. "Target Working Capital" – means the negative amount of £16,790,000;

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1.93. "Total Repayment Amount" means the aggregate of the Loan Notes Redemption Amount and the Facility Repayment Amount;

1.94. "Target Repayment Amount" means an amount equal to £45,534,000;

1.95. “Taxes” or “Tax” – means all country, federal and state income, gross receipts, transfer value added, sales, use, ad valorem, franchise, capital stock taxes, value add tax, withholding, payroll, employment, social security, unemployment compensation, excise, real or personal property, or alternative minimum taxes, assessments, levies, imposts or charges imposed by any Taxing Authority, together with any interest and any penalties, additions to tax, or additional amounts imposed by any Taxing Authority in connection therewith;

1.96. “Tax Return” -- means any return, report or similar statement required to be filed by law with respect to any Taxes (including any attached Schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

1.97. “Taxing Authority” – means a Government or Governmental Agency, domestic or foreign, responsible for the imposition or collection of any Tax;

1.98. "Tax Indemnity" – means the indemnity referred to at Section 10.1(b) and contained within Schedule 6 of this Agreement;

1.99. "Tax Liabilities" – means the liability for Tax (net of any Tax receivable) as at the close of business on the Closing Date and calculated on the basis of Section 2.5 and the Agreed Accounting Principles but excluding any Taxes included as Employee Liabilities in the Closing Calculation;

1.100. "Tax Warranties" – means the Warranties contained in Section 4.20 of this Agreement;

1.101. “Third Party Claim” - means any Claim or Claims asserted against any of the Buyer Indemnified Parties by an unaffiliated third party;

1.102. “Threshold Claim Process” – has the meaning given to it in Schedule 4A;

1.103. "Torex US Business" - means the business that Torex US, Inc. is engaged in or contemplated prior to or as at the Closing Date;

1.104. "Trade Payable" – means all of the trade payable and trade and sundry creditors of the Group determined in accordance with the Agreed Accounting Policies;

1.105. “Trade Receivable” – means all of trade receivable and trade and sundry debtors of the Group determined in accordance with the Agreed Accounting Policies;

1.106. “Threatened” – means that a Proceeding or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing to an officer, director, or manager of the Group or any member of the Group;

1.107. "Transaction" – means any transaction, event, act or omission (or any transaction, event, act or omission deemed to occur for Tax purposes).

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1.108. “Transaction Documents” – means this Agreement and any other certificates, instruments and documents delivered pursuant to the terms of this Agreement;

1.109. “Transaction Expenses” – means the amount of all fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers, accountants, or other representatives and consultants and the costs of directors and officer’s liability insurance tail coverage, if any, and travel, lodging and entertainment and associated expenses) incurred by the Company or Stockholders in connection with this transaction, to the extent not paid in full by the Company or the Stockholders before the Closing Date;

1.110. "UK DB Pension Schemes" – means the ADS Anker Pension Plan (No. 102149550), the Anker Systems Retirement Savings Plan (No. 10056752) and the Omron Systems UK Limited Retirement Benefits Plan (No. 100902625);

1.111. "US Reorganization Documents" – means the share sale agreement to be entered into as of one day prior to the Closing Date between the Company, as seller, and the Institutional Stockholder, as buyer, relating to the transfer of the entire issued share capital of Torex US, Inc. and the inter-company receivable owed to the Company by Torex US, Inc.;

1.112. "Variable Priced Matters" - means the Customer Overpayments;

1.113. "Warrant Instrument" – means the warrant instrument in respect of warrants to subscribe for shares in the Company (formerly Toro UK Newco Limited) dated 19 June 2007 and expiring on 19 June 2012;

1.114. "Warrantholders" – shall have the same meaning as set out in the Warrant Instrument;

1.115. "Warranties" – means the representations and warranties set out in Section 4;

1.116. "Working Capital” – means, without duplication and excluding those items described as Fixed Priced Matters, the amount that is equal to (a) Inventories; plus (b) Trade Receivable; minus (c) Trade Payable; minus (d) Deferred Income; plus (e) Accrued Income; plus (f) Prepayments; minus (h) Accruals; minus (i) provisions; minus (j) Customer Overpayments; minus (k) Employee Liabilities; each as at the close of business on the Closing Date and calculated on the basis of Section 2.5 and the Agreed Accounting Principles.

1.117. Subject to paragraph 2.5 of Schedule 4, the obligations of each Stockholder under this Agreement are entered into individually by that Stockholder on its behalf and are made severally and separate from any obligation entered into by any other Stockholder (as applicable). No claim may be made against any Stockholder in respect of any breach of this Agreement by any other Stockholder (as applicable).

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2. SALE AND TRANSFER OF SHARES; CLOSING

2.1 Sale; Consideration. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of the Group and Stockholders herein contained, and in consideration of the sale, assignment, transfer, conveyance and delivery, at the Closing, of: 100% of the outstanding shares of the capital stock of the Company and options to purchase shares of the capital stock of the Company on a fully diluted basis (duly endorsed in favor of the Buyer), to be sold with full title guarantee free and clear of any Liens whatsoever, the Buyer shall pay to the Stockholders the following amounts, in accordance with the following terms.

(a) Purchase Price. The purchase price for the Shares (the "Purchase Price") to be purchased by the Buyer hereunder shall be the sum of £114,454,000 as adjusted pursuant to Sections 2.1(b) and 2.6 and payable as set forth in this Section 2.1.

(b) Closing Cash Proceeds. At Closing, upon Stockholders’ delivery of 100% of the issued and outstanding shares of capital stock of the Company on a fully diluted basis to the Buyer, the Buyer shall pay the Stockholders the Closing Cash Proceeds. The "Closing Cash Proceeds" shall be:

(i) the sum of the Purchase Price; minus

(ii) the amount of Estimated Indebtedness, plus

(iii) the amount of the Estimated Cash; plus

(iv) the amount (which may be negative) by which the Estimated Working Capital exceeds the Target Working Capital; minus

(v) the amount of the Estimated Tax Liabilities; minus

(vi) the Escrow Amount, which shall be paid by the Buyer as per Section 2.1(c).

To the extent (1) the Total Repayment Amount is less than the Target Repayment Amount, the Closing Cash Proceeds shall be increased by the amount of such shortfall and (2) the Total Repayment Amount is more than the Target Repayment Amount, the Closing Cash Proceeds shall be reduced by the amount of such excess, as applicable.

Subject to Sections 2.8 and 2.2(e), Buyer shall not be obligated to pay the Closing Cash Proceeds until all stock certificates representing 100% of the issued and outstanding shares of capital stock of the Company on a fully diluted basis have been delivered to the Buyer with duly executed stock transfer forms in favor of the Buyer or as it shall direct. The Closing Cash Proceeds shall be payable by the Buyer by wire transfer to the Stockholders' Solicitors Account on behalf of the Stockholders in accordance with their pro-rata allocation of the Closing Cash Proceeds as provided by Company pursuant to Section 2.2(d)(iii).

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(c) Escrow. At Closing, Buyer will pay into the Escrow Account the aggregate amount of £19,400,000.00 of the consideration payable to the Stockholders (the “Escrow Amount”), which includes the Initial Period Retention Amount which shall be held in accordance with the terms of the Escrow Agreement and payable to either the Buyer or Stockholders, as applicable, in accordance with the terms hereunder. Notwithstanding any other provision of this Agreement, (i) the Initial Period Retention Amount shall be held in the Escrow Account and shall only be applied during the Initial Period to satisfy any Initial Period Pre-Attachment Point Covered Losses in accordance with Schedule 4A.

The Stockholders jointly and the Buyer shall each be equally liable for any and all costs and expenses associated with the maintenance of the Escrow Account.

Twelve (12) months after the Closing Date, Buyer and the Stockholders’ Representative will jointly instruct the Escrow Agent to pay to each Stockholder from the Escrow Account, by wire transfer to the account(s) that the Stockholders' Representative will have identified in writing to the Escrow Agent before the payment, its pro-rata share of an amount equal to the remaining amount, if any, of the Escrow Amount in excess of the sum of (1) Nine Million Pounds (£9,000,000.00) plus, (2) for the purposes of this calculation, (i) the aggregate amount of any Pending Claims; and (ii) the remaining balance on hand of the Initial Period Retention Amount.

Twenty (24) months after the Closing Date, Buyer and the Stockholders’ Representative will jointly instruct the Escrow Agent to pay to each Stockholder from the Escrow Account, by wire transfer to the account(s) that the Stockholders' Representative will have identified in writing to the Escrow Agent before the payment, its pro-rata share of an amount equal to the remaining amount, if any, of the Escrow Amount in excess of the sum of (1) the aggregate amount of any Pending Claims, plus (2) the lesser of (A) the remaining amount outstanding in the Escrow Account (after consideration of any amounts being held for Pending Claims), and (B) £1,400,000.

Eighty-Four (84) months after the Closing Date, Buyer and the Stockholders’ Representative will jointly instruct the Escrow Agent to pay to each Stockholder from the Escrow Account, by wire transfer to the account(s) that the Stockholders' Representative will have identified in writing to the Escrow Agent before the payment, its pro-rata share of an amount equal to the remaining amount, if any, of the Escrow Amount in excess of the amount equal to any Pending Claims.

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Where a Pending Claims is no longer treated as a Pending Claim the Buyer and the Stockholders’ Representative will jointly and promptly instruct the Escrow Agent to pay to: (i) each Stockholder, or (ii) the Buyer, as applicable, its pro-rata share of an amount equal to the amount of the Escrow Amount no longer required to be retained to cover any Pending Claim. Buyer shall be entitled to all interest, gains and other income accrued in connection with the Escrow Amount used to satisfy any of its indemnification claims or payment hereunder, and Stockholders shall be entitled to all interests accrued in connection with the Escrow Amount not used to satisfy any of the Buyer’s indemnification claims at the rate equal to the per annum interest rate payable in the Escrow Account. Escrow Agent shall only distribute the Escrow Amount upon receipt of (i) written instructions signed by the Stockholders’ Representative and Buyer’s duly authorized representative or (ii) a final court order.

For the purpose of the definition of Pending Claim, a "Pending Claim Legal Opinion" shall be deemed to be delivered to the extent that a Queen's Counsel has provided an opinion addressed to the Buyer and the Institutional Stockholder that the relevant Buyer Claim is meritorious and has a reasonable prospect of success based on the facts and matters known by the Queen's Counsel (it being agreed that the method of proceeding in the reference to such Queen’s Counsel shall be determined by the Queen's Counsel in his absolute discretion and the Sellers and the Buyer shall provide such documents and other evidence in their control as the Queen’s Counsel shall request). Only one Pending Claim Legal Opinion may be given in respect of the same Buyer Claim. The Stockholders jointly (through the Escrow Account only) and the Buyer shall each be equally liable for any and all costs and expenses associated with all Pending Claim Legal Opinions.

(d) Insurance. Prior to Closing, the Institutional Stockholder, at the Stockholders' expense, shall procure and maintain the Insurance Policies for the benefit of the Institutional Stockholder with the Buyer named as first loss payee therein in a form enforceable by the Buyer directly against the Insurers. Institutional Stockholder shall pay all premiums due and payable for the term of the Insurance Policies in full prior to Closing.

2.2 Period to Closing.

(a) The Company shall have issued (i) the Notification to the Warrantholders no later than twenty-three (23) Business Days prior to the Closing Date and (ii) a notice of repayment of the Burdale Facility no later than ten (10) Business Days prior to the Closing Date.

(b) Pending Closing and subject to any applicable laws and regulations (including anti-trust laws), the Stockholders and Company undertake with the Buyer to exercise all their rights (including their votes as shareholders in or as officers or directors of the Company) and any veto rights which they may have under a shareholders' agreement to procure that Group (including for the avoidance of doubt, Torex US, Inc.) complies with each of the undertakings set out in Schedule 3.

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(c) Pending Closing and subject to any applicable laws and regulations (including anti-trust laws), the Buyer and any person authorised by it shall be given (at its own cost) reasonable access to the books and records of Group and the directors, officers, and employees of Group shall be instructed to give all such information and explanations as the Buyer or any such person acting on the Buyer's behalf may reasonably request.

(d) On the third Business Day prior to Closing Date Company shall provide to the Buyer in writing:

(i) the Facility Repayment Amount and the Loan Notes Redemption Amount, together with details and back up materials relating thereto of how each has been calculated and written acknowledgement from Burdale and Institutional Stockholder, respectively, confirming the accuracy of such amounts;

(ii) a statement of the Estimated Working Capital, Estimated Cash, Estimated Indebtedness, Estimated Employee Liabilities and Estimated Tax Liabilities; and

(iii) a schedule setting out the allocation of the Closing Cash Proceeds between the Stockholders.

(e) Any breach of Section 2.2(b) by the Stockholders or the Company which has a Material Adverse Effect and which is not cured within five (5) Business Days after written notice from Buyer shall entitle Buyer to terminate this Agreement and all of its obligations hereunder (including but not limited to all payment of monies) upon written notice to the Stockholders’ Representative and no party shall be required to proceed with Closing or have any further obligation or liability to the other parties (save for any rights and liabilities of the parties which have accrued prior to termination, which shall continue to subsist).

2.3 Closing. On the fifth Business Day following the satisfaction or waiver by the Institutional Stockholder and the Buyer of the Competition Condition, the purchase and sale (the "Closing") provided for in this Agreement will take place at the Buyer’s offices at 7031 Columbia Gateway Drive, Columbia, MD 21046-2289, at 10:00 a.m. (local time) (the "Closing Date"), or at such other time and place as the parties may agree. The Sellers shall be solely obligated to pay any and all Transaction Expenses. The Sellers and Buyer shall share and pay equally any and all stock transfer taxes and stamp duties including any interest payable thereon in the United Kingdom arising as a result of the sale of the Shares. For the avoidance of doubt, subject to the terms of this Agreement the Buyer shall remain fully responsible to the Sellers under the Transaction Documents irrespective of whether the Buyer or an acquisition subsidiary formed by Buyer acquires the Shares.

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2.3A Order of events on the day prior to Closing. The order in which events take place on the day prior to Closing shall be as follows:

(a) the Company shall procure that Torex US, Inc. uses £2,500,000 to repay part of the inter-group payable that is owed to the Company; then

(b) the Company undertakes to apply the monies repaid to it by Torex US, Inc. under sub-Section (a) to repay part of the Loan Notes; then

(c) the Company shall sell (A) all of the issued shares in Torex US, Inc. to the Institutional Stockholder for £1 consideration and (B) all of the payables owed to the Company by Torex US, Inc. to the Institutional Stockholder for £1 consideration, in each case pursuant to the US Reorganization Documents.

2.4 Closing Obligations. Subject to Section 2.3A, at Closing:

(a) Company and the Stockholders will deliver to Buyer:

(i)	one or more certificates (or indemnities in the agreed upon form in respect of lost certificates) representing 100% of the issued and outstanding capital stock of the Company on a fully diluted basis, accompanied by duly executed stock transfer forms to Buyer;

(ii)	written resignations in the agreed terms executed by the officers and directors of Group identified in sub-Sections (xi) and (c) below, effective as of the Closing Date;

(iii)	written resignations executed by the external auditors of Company, effective as of the Closing Date, to the extent permissible under applicable laws and regulations;

(iv)	all corporate seals of Group to the extent not in the possession of the Group;

(v)	the Deed of Release duly executed by the parties thereto; and

(vi)	the Escrow Agreement duly executed by the Stockholders;

(vii)	the US Reorganization Documents duly executed by the parties thereto;

(viii)	a true and complete copy of each of the Insurance Policies;

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(ix)	forms to amend the mandates given to the relevant banks and other financial institutions in such manner as Buyer shall direct (such instructions to be given to the Company at least ten (10) Business Days prior to Closing);

(x)	the Sellers shall procure that a board meeting of Company is held on the Closing Date at which:

(A) Kaweh Niroomand, Frank Ward, Stephen Walder and Cynthia Russo are appointed as directors of Company and Stephen Walder is appointed secretary of Company;

(B) the resignations of Stephen Rowley, Mandy Gradden, Alexander Wolf, Liam Strong, David Hodgson as directors of Company and Ben Oakley as secretary of Company are accepted;

(C) the resignation of the external auditors of the Company is accepted, to the extent permissible under applicable laws and regulations;

(D) the stock transfers are (subject only to their being duly stamped) approved for registration;

(b) the Sellers shall procure that a board meeting of each of the Subsidiaries is held on the Closing Date at which:

(i) the persons nominated by the Buyer in writing are appointed as directors and secretary (as applicable) provided such details are notified to the Institutional Stockholder at least 10 Business Days prior to Closing;

(ii) the resignations of the persons notified by the Buyer are accepted provided such details are notified to the Institutional Stockholder at least 10 Business Days prior to Closing;

(iii) the resignation of the external auditors is accepted, to the extent permissible under applicable laws and regulations;

(iv) the registered office is changed to 6-8 The Grove, Slough, Berkshire SL1 1QP UK; and

(v) all existing bank and other mandates are revoked/modified and such new mandates are issued as the Buyer may direct (such instructions to be given at least ten (10) Business Days prior to Closing);

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(c) On the Closing Date, Buyer will upon the receipt of all of the certificates (or indemnities for lost certificates in the agreed form) representing 100% of the issued and outstanding shares of the capital stock of the Company on a fully diluted basis:

(i) execute the Escrow Agreement;

(ii) pay the Closing Cash Proceeds (less the Escrow Amount), by wire transfer in cleared funds to the Stockholders' Solicitors Account;

(iii) procure the execution of the Escrow Agreement by the Escrow Agent and upon receipt of the Escrow Agreement executed by the Stockholders, pay the Escrow Amount by wire transfer in cleared funds into the Escrow Account;

(iv) procure that the Company shall pay the following amounts by wire transfer in cleared funds to the Stockholders' Solicitors' Account; (a) the Loan Notes Redemption Amount to use solely to discharge in full the Loan Notes; and (b) upon receipt by the Company of the Deed of Release, the Facility Repayment Amount to use solely to discharge in full the Burdale Facility.

2.5 Post Closing Obligations. Each of the Sellers represents and covenants that for as long as he remains the registered holder of the relevant Shares after the Closing Date he will:

(a) hold the Shares and the dividends and any other monies paid or distributed in respect of them after the Closing Date and all rights arising out of or in connection with them on trust for Buyer;

(b) deal with all such dividends, distributions and rights as Buyer may direct for the period between the Closing Date and the day on which the Buyer or its nominee is entered in the register of members of the Company as the holder of the Shares.

The Sellers severally irrevocably appoint Buyer as their attorney for the purposes of exercising any rights, privileges or duties attaching to the Shares including receiving notices and attending and voting at all meetings of the members of the Company from the Closing Date to the day on which Buyer or its nominee is entered in the register of members of Company as the holder of the Shares. For the purposes of this Section, each of the Sellers authorizes Company to send any notices in respect of their shareholdings to Buyer and Buyer to complete, sign and return forms of proxy, consents to short notice, written resolutions and any other documents required by Buyer as a member of Company.

2.6 Post Closing Adjustments. As promptly as practicable following the Closing Date (but no later than 120 days after the Closing Date), the Buyer shall prepare and deliver to the Stockholders' Representative an audited consolidated balance sheet of Company as of the Closing Date prepared by Buyer’s accountants in accordance with the Agreed Accounting Principles (the “Closing Balance Sheet”) and in the format set out in Schedule 5, and setting forth a calculation of the (1) Cash; (2) Indebtedness; (3) Working Capital; and (4) Tax Liabilities; all based on such Closing Balance Sheet (the “Closing Calculation”). The Closing Balance Sheet and Closing Calculation shall: (a) be prepared as if the period beginning with the day following 30 June 2011 and ending on the Closing Date was a financial year of the Group and as if an accounting period for the purposes of Chapter 2 Part 2 of the Corporation Tax Act 2010 had ended on the Closing Date; (b) state the assets and liabilities of the Group; (c) not re-appraise the value of any of the assets of the Group solely as a result of the change in ownership of the share capital of the any member of the Group (or any changes in the business of the Company or any of the Subsidiaries since Closing following such change in ownership) nor reflect any liabilities that arise as a result of decisions taken by the Buyer; (d) be prepared in accordance with the Agreed Accounting Principles; and (e) not contain a duplication of any amounts.

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The Closing Balance Sheet and the Closing Calculation shall be conclusive and binding unless the Stockholders' Representative give written notice of any objections thereto setting forth in reasonable detail the amounts in dispute and the basis for such dispute (an “Objection Notice”) to the Buyer within fifty (50) days after receipt of the Closing Balance Sheet and Closing Calculation and all work papers and back up materials relating thereto. If an Objection Notice is delivered as provided above, the Buyer and the Stockholders' Representative shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If the parties are unable to resolve, despite good faith negotiations, all disputes reflected in the Objection Notice within thirty (30) days thereafter (the “Resolution Period”), then the parties will, within ten (10) days after the expiration of the Resolution Period, submit any such unresolved dispute to one of the following four independent accounting firms of international reputation to consider the matter as an expert and not as arbitrator: Deloitte; Ernst & Young; or KPMG; (the “Independent Accounting Firm”), such expert's decision to be final and binding on the parties. The Buyer and the Stockholders' Representative shall provide (or procure the provision) to the Independent Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Independent Accounting Firm to the extent available (and shall provide such papers and back-up materials to the other parties at the same time). The Buyer and the Stockholders' Representative shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Independent Accounting Firm. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to the Buyer and the Stockholders' Representative within thirty (30) days after the submission of the unresolved disputes to the Independent Accounting Firm, shall be final, binding and conclusive on the parties (save in the event of fraud or manifest error). The fees and expenses of the Independent Accounting Firm shall be split equally by the Buyer and the Stockholders (pro rata between the Stockholders). The Cash, Indebtedness, Working Capital, Employee Liabilities and Tax Liabilities reflected in the Closing Calculation, as agreed or determined by the parties and as may be revised to take into account the resolution of any and all disputes by the parties and/or the Independent Accounting Firm, shall be deemed to be the final “Closing Calculation". If following the agreement or the determination of the Closing Calculation:

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(a) the Working Capital is more than the Estimated Working Capital and/or the Cash is more than the Estimated Cash and/or the Estimated Indebtedness is less than the Indebtedness and/or the Estimated Tax Liabilities is less than the Tax Liabilities, such aggregate excess shall be payable to the Stockholders (subject to any netting-off of amounts owed to the Buyer per sub-Section (b) below) by the Buyer by wire transfer of immediately available funds from an account maintained by Buyer to each Stockholder entitled to a portion of such excess pursuant to written instructions provided by the Stockholders' Representative (each Stockholder shall be entitled to a pro rata portion of the excess amount based on the determination of the Stockholders' Representative);

(b) the Working Capital is less than the Estimated Working Capital and/or the Cash is less than the Estimated Cash and/or the Estimated Indebtedness is more than the Indebtedness and/or the Estimated Tax Liabilities is more than the Tax Liabilities, such aggregate deficiency shall be payable to the Buyer by the Stockholders, and the Buyer shall have the amount of the deficiency (subject to any netting-off of amounts owed to the Stockholders per sub-Section (a)) paid at Buyer’s discretion by wire transfer of immediately available funds from each Stockholder to Buyer pursuant to written instructions provided by the Buyer (each Stockholder being required to contribute pro rata based on the determination of the Stockholders' Representative or from the Escrow Amount to Buyer and the Stockholders shall be required to pay into the Escrow Account the amount of such deficiency within ten (10) Business Days. If the amount of the deficiency (subject to any netting-off of amounts owed to the Stockholders per sub-Section (a)) exceeds the Escrow Amount, then such excess amount shall be paid by Stockholders by wire transfer of immediately available funds to the Buyer.

Any payments payable under this Section shall be payable within five (5) Business Days of the agreement or the determination of the Closing Calculation as provided herein. For the avoidance of doubt: (1) the Closing Calculation shall not deduct or reduce any of the Fixed Priced Matters and the Buyer shall not be entitled to claim or recover any Losses or any other form of price adjustment post-Closing in respect of such matters (even if any Losses exceed the relevant amount provided in respect of the Fixed Priced Matter) and (2) the Closing Calculation shall reflect the provisions made in respect of the Variable Priced Matters and the Buyer shall have the right to seek recovery in respect of any provisions at Closing that exceed the amount provided in respect of the Variable Priced Matters and the Sellers have the right to be compensated in the event that the provisions at Closing in respect of the Variable Priced Matters are below the amount provided in respect of the Variable Priced Matters.

2.7 Directors and Officers Insurance Tail Coverage. Buyer shall not procure a so-called “tail” policy continuing coverage under the Company’s Directors’ and Officers’ Insurance Policy for officers and directors of the Company prior to the Closing Date. If Company elects to purchase such insurance prior to Closing, then it shall do so at Sellers’ sole expense.

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2.8 Competition Approvals and Termination of Agreement.

(a) Competition Approvals.

(i) Closing shall be subject to the Buyer obtaining in relation to the transaction all merger control consents, approvals, permissions, authorizations from the applicable Governmental Agencies in Germany and Norway or the expiry of the relevant waiting period in Germany and Norway (the "Applicable Competition Authorities") in accordance with all of the terms set forth herein (the "Competition Condition"). For the avoidance of doubt, subject to the following provisions, in no event shall Buyer be obligated to proceed with Closing until all merger control consents, approvals, permissions, and authorizations have been received from the Applicable Competition Authorities in Germany and Norway.

(ii) Buyer shall have the responsibility and will do everything reasonably possible to satisfy the Competition Condition as soon as practicably possible after the date of this Agreement, including without limitation making all notifications and filings promptly after the date of this Agreement and without limitation not later than five (5) Business Days after the date of this Agreement in the case of Germany and Norway, submitting comprehensive responses to all requests for further information from the Applicable Competition Authorities as soon as reasonably possible and in the prescribed form, including to the extent required engaging in second stage merger control proceedings with any of the Applicable Competition Authorities (subject to prompt assistance from the Institutional Stockholder).

(iii) If any Applicable Competition Authority indicates that it will only clear this transaction subject to remedy commitments, undertakings or disposals in Germany or Norway, and, subject to the making of an Election (as hereinafter defined) in the United Kingdom, as applicable, Buyer shall, within any relevant time limit, propose, accept and/or enter into any and all remedy commitments, undertakings or disposals in relation to any member or asset of the Group's German business, Norwegian business or United Kingdom business, as applicable, and/or any member or asset of the Buyer's Group's German business, Norwegian business or United Kingdom business, as (or in the case of the United Kingdom, if) applicable, which the Applicable Competition Authority considers necessary for the purpose of any relevant merger clearance provided always that:

(A) as regards Germany, if the Applicable Competition Authority requires a remedy commitment or undertaking which requires the disposal of any member or material business or asset of the Group in Germany or an equivalent member or material business or asset of the Buyer’s Group in Germany, Buyer shall have the right to terminate this Agreement upon written notice;

(B) as regards Norway, if the Applicable Competition Authority requires a remedy commitment or undertaking which requires the disposal of any member or material business or asset of the Group in Norway or an equivalent member or material business or asset of the Buyer’s Group in Norway, or if the Applicable Competition Authority does not grant the relevant merger control consents, approvals, permissions, and authorizations as so required, Buyer shall only be required to proceed with this Agreement to Completion (and this condition shall be satisfied in respect of Norway) provided that the Institutional Stockholder shall first purchase the entire issued share capital of Company’s subsidiaries located in Norway on or prior to Closing for £1 and the Closing Cash Proceeds shall be further reduced by £3,600,000; and

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(C) subject to the making by the Buyer of an Election, as regards the United Kingdom, if the Applicable Competition Authority requires a remedy commitment or undertaking which requires the disposal of any member or material business or material asset of the Group in the United Kingdom or any member or material business or material asset of the Buyer’s Group in the United Kingdom, Buyer shall have the right to terminate this Agreement upon written notice.

For the purposes of this Section, a business shall be deemed material if such business generates 10% or more of turnover in the applicable country and an asset shall be deemed material if such asset generates 10% or more of sales in the applicable country.

(iv) In the event that merger control consent, approval, permission or authorization of this transaction in accordance with all of the terms set forth herein is not obtained from any of the Applicable Competition Authorities on or before ninety (90) days of the date hereof, then the Buyer shall have the right to terminate this Agreement upon written notice. In the event of an Election under Section 2.8(a)(v), the time period for receipt of merger control consent, approval, permission or authorization of this transaction from the OFT shall be on or before 240 days of the date hereof, otherwise the Buyer shall have the right to terminate this Agreement upon written notice.

(v) The Buyer may elect within 10 days of the date hereof to file for merger control consent from the Office of Fair Trading in the UK ("OFT") (an "Election") provided that it can demonstrate to the Institutional Stockholder a material risk to the Business of not making such a filing. On making an Election, the Buyer shall immediately notify the Institutional Stockholder of any such decision and the Institutional Stockholder shall have the right to be consulted and have the opportunity to review the data on which the Buyer will make their filing decision. The provisions of Sections 2.8(a)(ii), 2.8(a)(iii) and 2.8(a)(vi) to (a)(viii) shall apply and will have full force and effect in connection with any Election and on such an Election, the "Applicable Competition Authorities" shall be deemed to include the OFT. . If the Buyer notifies the Institutional Stockholder of its decision to file for merger control consent with the OFT, Closing shall be subject to Buyer obtaining all merger control consents, approvals, permissions and authorisations from the OFT, the definition of Competition Condition shall be amended accordingly and, subject to Section 2.8(a)(iii)(C), in no event shall the Buyer be obligated to proceed with Closing until all merger control consents, approvals, permissions and authorisations have been received from the OFT. For the avoidance of doubt, if an Election is not made within the prescribed period set out in this Section Closing shall not be subject to the Buyer obtaining clearance approval from the OFT.

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(vi) In the event of termination, all rights and obligations under this Agreement, including but not limited to all obligations to pay monies due hereunder, shall be deemed null and void and the Sellers and Buyer shall not be required to proceed with Closing or have any further obligation or liability hereunder (save for any rights and liabilities of the parties which have accrued prior to termination, which shall continue to subsist).

(vii) Buyer shall keep the Institutional Stockholder advised of the progress towards the satisfaction of the obligations under this clause 2.8(a). Buyer agrees to consult the Institutional Stockholder as soon as reasonably practicable in advance of any communication which it proposes to make to any Applicable Competition Authorities. Institutional Stockholder shall provide Buyer with all reasonable assistance requested by Buyer and shall promptly provide all data, documentation and other information as is reasonably requested by Buyer. To the extent permitted by applicable laws, Buyer shall provide the Institutional Stockholder with drafts of all written communications intended to be sent to the Applicable Competition Authorities, give the Institutional Stockholder a reasonable opportunity to comment thereon, not send such communications without the Institutional Stockholder's prior reasonable approval (which shall not be unreasonably withheld) and provide the Institutional Stockholder with final copies of all such communications. In the event the Institutional Stockholder does not provide its comments or approval in a timely manner or unreasonably withholds its approval, then Buyer may send such written communications to the Applicable Competition Authorities without the Institutional Stockholder’s prior approval and Buyer shall not be deemed to be in breach of this Section. In the event that a meeting with an Applicable Competition Authority is requested or proposed, Buyer shall promptly notify the Institutional Stockholder and, to the extent permitted by applicable laws and reasonably practicable, and subject to confidentiality, the Institutional Stockholder and its advisers shall be entitled to attend and make reasonable oral submissions at such meetings.

(viii) In the event the Institutional Stockholder is required to acquire the Company’s subsidiary located in Norway pursuant to this clause, the Buyer undertakes to cooperate in good faith with the Institutional Stockholder in respect of the provision by the Group of any transitional services and licensing arrangements that may be reasonably required by the Company’s subsidiaries located in Norway following Closing.

(b) Fraud. At any time prior to Closing, if the Buyer has evidence of fraud by any Stockholder or its parent entity or any director, officer or employee of the Group which adversely and materially impacts the reputation or adversely and materially impacts the operations of the Group, then Buyer shall have the right to terminate this Agreement upon written notice and all rights and obligations under this Agreement, including but not limited to all obligations to pay monies due hereunder, shall be deemed null and void and no party shall be required to proceed with Closing and Seller shall have no further obligation or liability to the Stockholders.

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3. [RESERVED]

4 COMPANY AND STOCKHOLDERS WARRANTIES AND REPRESENTATIONS

Subject to provisions of Schedule 4A, and excluding Warranties 4.1(a), 4.1(b), and 4.3 the accuracy of which are warranted and represented by each of the Stockholders severally as at the date hereof, the Institutional Stockholder warrants and represents to and for the benefit of the Buyer that each of the following Warranties, is accurate as at the date hereof:

For the purpose of this Section 4, Company means Group and any reference to the Company, Subsidiaries or Group shall be deemed to exclude Torex US, Inc.

4.1 Organization. Company is a corporation duly incorporated under applicable laws and remains registered with Register of Companies, as applicable. Other than the Company's Subsidiaries listed in Schedule 2, Company owns no equity interest, direct or indirect in any other corporation, partnership, joint venture, limited liability company, or other business entity.

Schedule 1 sets forth a list of each of the Stockholders and the number of Shares owned by each such Stockholder. Except as set forth in Schedule 1 and this Section 4.1(a) there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of Company.

Schedule 2 sets forth the authorized shares of each of the Company's Subsidiary. Except as set forth in Schedule 4.1(b) and except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of any of the Company's Subsidiaries. All of the shares of each of the Company's Subsidiaries are owned by its direct parent, as set forth on Schedule 2 free from all Liens, except as set forth in Schedule 2.

4.2 Power; Foreign Qualifications. Company has the full corporate power and authority and possesses all Government franchises, licenses, permits, authorizations and approvals that are material to the Company and/or which are necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its Business. Company is duly qualified to transact business under the laws of each jurisdiction listed under its name in Schedule 2 or where such qualification is required by applicable law. True and complete copies of the current certificate of incorporation and articles of association (or equivalent constitutional documents) of the Group as in effect on the date of this Agreement, have been delivered to Buyer.

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4.3 Title to the Shares. The Stockholders have sole and exclusive good and marketable title to the Shares sold hereunder, free and clear of any Liens. At the Closing, good and marketable title to the Shares sold hereunder will pass to the Buyer, free and clear of any Liens, except such that may arise by reason of action taken by the Buyer. At Closing, none of the Shares are subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the capital stock of the Company, other than those set forth in the articles of association (or equivalent constitutional documents) of the Company. Each of the Stockholders has full power and authority to enter into and perform this Agreement, the Transaction Documents and all agreements entered into, or to be entered into, pursuant to the terms of this Agreement and each such agreement when executed, will constitute valid, binding and enforceable obligations on him in accordance with their respective terms and he does not require the consent, approval or authority of any person to enter into or perform his obligations under this Agreement.

4.4 Capitalization Matters. The authorized capital stock of the Company consists of the Company Capital Stock, which are duly authorized and validly issued, fully paid and non-assessable and are owned by the Stockholders as set forth on Schedule 1. Except as set forth above, there are no shares of capital stock or other equity securities of Company outstanding. The Shares have not been issued in violation of, and are not subject to, any preemptive or subscription rights, and the Shares will not be subject to any preemptive or subscription rights. Except as set forth in Schedule 4.4, at Closing there are no outstanding options, warrants, calls, agreements (including without limitation stockholders’ agreements), subscriptions, phantom stock rights, convertible or exchangeable securities, or other commitments of any character pursuant to which the Stockholder or Company are or may become obligated to issue, sell, purchase, return, or redeem any securities of Company, other than this Agreement, and no equity interests of Company are reserved for issuance for any purpose.

4.5 Due Authorization, Execution, Etc.

(a) Company has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder and, subject to the Stockholder approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by Company and the consummation by Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by Company. The Transaction Documents executed as of the date hereof have been, and on the Closing Date the other Transaction Documents will have been, duly executed and delivered by each Company and no other corporate action on the part of any Company is or will be necessary in connection therewith. Each of the Transaction Documents, upon execution and delivery thereof by a Company, will constitute the valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

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(b) The board of directors of the Company, at a meeting duly called and held before execution of this Agreement, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the other Transaction Documents to which Company is or will be a party and the transactions contemplated hereby and thereby, and (ii) adopting this Agreement and the other Transaction Documents to which Company is or will be a party.

4.6 Effective Agreements. Except as may be disclosed in Schedule 4.6, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms set forth in this Agreement will not, conflict with, or result in any violation of or default under, or result in any Person having the right to terminate or modify any: (a) material promissory note, bond, mortgage, indenture, deed of trust, to which Company is a party to or any Material Customer Contract, Material Supplier Contract or Lease; (b) Legal Requirement or Order applicable of Company, or the property or assets of Company; or (c) the certificate of incorporation or the articles of association (or equivalent constitutional documents) of the Company. For the purpose of this Agreement, (A) "Material Customer Contract" means the contracts entered into by the top 100 customers of Company that have maintained accounts with Company during the preceding 12 months (by reference to revenue for the year ended June 30, 2011); (B) "Material Supplier Contract" means the contracts entered into by the top 40 suppliers of Company during the preceding 12 months (by reference to cost of goods sold for the year ended June 30, 2011); and (C) "Lease" shall have the meaning given to it in Section 4.9(b). Except as may be disclosed in Schedule 4.6, no consent, approval, license, permit, or authorization of, or registration, declaration, or filing with, any Government or Governmental Agency or of any other third party, is required to be obtained or made by Company, or any of its Subsidiaries, in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement. Except as may be disclosed on Schedule 4.6, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time):

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(a) contravene, conflict with, or result in a violation of any resolution adopted by the board of directors of Company or the Stockholders;

(b) contravene, conflict with, or result in a violation of, or give any Government or Governmental Agency or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any judgment or Order to which Company, or any of the material assets currently owned or used by Company, may be subject;

(c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Government or Governmental Agency the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by Company or that otherwise relates to the Business of, or any of the material assets owned or used by Company; or

(d) result in the imposition or creation of any Lien upon or with respect to any of the material assets owned or used by Company.

4.7 Financial Statements. The Audited Accounts have been based upon the information contained in the Company’s books and records and present fairly the financial condition and results of operations of the Company as of the times and for the period referred to therein. The Audited Accounts have been prepared in conformity with IFRS.

4.8 Absence of Undisclosed Liabilities. Except to the extent shown on Schedule 4.8 or provided for in the Audited Accounts, Company has no material liabilities of any kind, fixed, accrued, absolute, contingent, unasserted, or otherwise, except for liabilities:

(a) to be paid or performed after the date of this Agreement as identified on Schedule 4.14;

(b) under contracts, agreements, leases, or documents which (i) are listed or described on Schedule 4.14, or (ii) are not required to be listed or described on Schedule 4.14 because they do not meet the temporal, value or other requirements for being listed on Schedule 4.14;

(c) incurred or accrued in the ordinary course of business not inconsistent with past practices; or

(d) that may arise as a result of pending or Threatened litigation, or claims listed or described on Schedule 4.16.

4.8A The Company is not required to pay any payments or consideration (including but not limited to any earn-outs or deferred or contingent payments) to any Person under any agreement in connection with the sale and/or acquisition of any entities or businesses.

4.8B At the point the Buyer or its nominee acquires the Shares at Closing, no shares in Torex US, Inc. will be owned by any member of the Group or the Buyer.

4.8C Other than in respect of any issued share capital and any inter-company balances between the Group, no Group Company has any liability to any Person in respect of the transactions and reorganization carried out by the Group pursuant to any winding up or liquidation of any Group Company save for any properly incurred costs in relation thereto.

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4.9 Assets.

(a) Assets Other than Real Property. Except as may be disclosed on Schedule 4.9(a), Company has good and valid title to all material assets reflected in the Audited Accounts or those thereafter acquired except those since sold or otherwise disposed of for fair market value in the ordinary course of business not inconsistent with past practices, in each case free and clear of all Liens, and such assets constitute all of the assets used in the Business (including but not limited to all books, records, computer and computer programs and data processing systems). (This Section (a) does not relate to Real Property or interests in Real Property, such items being the subject of Section (b). All such assets have been maintained in all material respects not inconsistent with past practices of Company and are, in all material respects, in reasonably good operating condition and repair, ordinary wear and tear excepted, except as may be disclosed on Schedule 4.9(a). All leased personal property is, in all respects, in the present condition required of such property by the terms of the lease applicable to such property.

(b) Real Property.

(i) Company does not own any Real Property. Schedule 4.9(b) sets forth, as of the date hereof, a complete list of interests in Real Property leased by Company, and identifies the name of the lessors and lessees, the date of the lease, the term of the lease, the annual fixed rental, and any other recurring fees and charges whether or not included in “rent” with respect to such leases (individually and collectively, the "Leases"). The Company has good leasehold interests in all the Real Property and interests in the Real Property shown on Schedule 4.9(b) leased by it, in each case free and clear of all mortgages and security interests. The Real Property is in good operating condition and repair (ordinary wear and tear excepted), not in need of any material maintenance or repair, and reasonably sufficient for the continued conduct of the Business after the date of this Agreement in substantially the same manner as conducted as of the date of this Agreement, except that no representation or warranty is made as to whether the Real Property will be sufficient for expected growth of the Business.

(ii) Except as may be specifically contained within the leases and other agreements identified on Schedule 4.9(b), Company has not granted, and the leaseholds identified on Schedule 4.9(b) are not subject to, any options to purchase or rights of first refusal. Except as may be disclosed on Schedule 4.14, Company’s leases of real and personal property are in full force and effect, unmodified and unamended, and Company is not in material default in any respect under such leases.

(iii)Except in relation to the Real Property shown in Schedule 4.9 (b) Company has no liabilities (actual or contingent) arising out of any conveyance, transfer, lease, tenancy, licence, agreement or other document relating to land or buildings or an interest in land or buildings, including leasehold premises assigned or otherwise disposed of.

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4.10 Trade Receivable.

All Trade Receivable of Company have arisen from bona fide transactions by Company in the ordinary course of business not inconsistent with past practices. All Trade Receivable are valid, good, enforceable and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the calculation of the Closing Cash Proceeds and should be paid in full by the corresponding trade payor provided the Buyer uses commercially reasonable efforts (including legal action where required) to recover such Trade Receivables. All of such Trade Receivable is valid and existing trade receivable arising out of the sale of products or services of Company in the ordinary course of business. Except as may be may be disclosed on Schedule 4.10 none of such Trade Receivable is subject to any counterclaim or set-off except to the extent taken into account in such allowance for doubtful accounts or accounts payable. Notwithstanding anything to the contrary above, no representation or warranty is made with respect to Trade Receivable to the extent the amount is reflected in the Closing Calculation as Deferred Income.

4.11 Absence of Certain Changes. Except as may be disclosed on Schedule 4.11, since June 30, 2011, Company has conducted its Business in the ordinary course not inconsistent with past practices and there has not been any Material Adverse Effect. Additionally, except as may be disclosed on Schedule 4.11 or permitted by the terms of this Agreement, Company has not, since June 30, 2011 carried out any of the following:

(a) made a payment in full or partial satisfaction, or release of, any contract or other obligation, except in the ordinary course of business;

(b) save in respect of the Loan Notes and the Burdale Facility, incurred a mortgage, pledge, or creation of a Lien on any of its assets or properties, except in the ordinary course of business not inconsistent with past practices;

(c) entered into, modified, amended, or terminated any material lease of real or personal property (except, in the ordinary course of business not inconsistent with past practices or modifications or amendments associated with renewals of leases of Real Property or leases of personal property);

(d) disposed of, leased, or contracted for the disposition or lease of, any capital asset of Company of a value more than £60,000, or canceled or compromised or agreed to cancel or compromise any debt or claim, or waived or released, or agreed to waive or release, any right of value with a value more than £60,000 except in each case in the ordinary course of business not inconsistent with past practices;

(e) (1) changed, or agreed to change, whether directly or indirectly, any terms of employment of any Key Employees (being an officer, director or employee of the Group who receives or is entitled to receive a base remuneration in excess of £60,000 per annum) including, without limitation, salary or wage rates or any pension or bonus plan affecting any Key Employee, except for normal bonuses and normal merit increases or the payment to any employee of severance, or (2) employed or eliminated five or more employees, in each case except in the ordinary course of business and not inconsistent with past practices;

(f) made or agreed to make any capital expenditure of more than £60,000 in aggregate;

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(g) incurred any indebtedness for borrowed monies, except for intercompany indebtedness disclosed on Company’s books and records maintained in accordance with IFRS and save in respect of the Loan Notes and the Burdale Facility;

(h) made any commitments or contracts of any kind or nature or incurred any liabilities, except for commitments, contracts or liabilities in the ordinary course of business not inconsistent with past practices;

(i) declared or paid any dividend or made any distribution on outstanding capital stock of the Company (excluding by any Subsidiaries of the Company to Company);

(j) effected the redemption or repurchase of any of the outstanding shares or the issuance or agreement to issue any capital stock of the Company not presently outstanding, or the grant of options or warrants to acquire any shares of the Company’s capital stock;

(k) made any loans or advances to any officers, directors or employees of Company, except for advances for travel and other business expenses not inconsistent with past practices;

(l) materially amended or modified Company’s articles of association (or equivalent constitutional documents);

(o) other than the acquisition of Sanderson RBS Limited, agreed to acquire any capital stock or other securities of any corporation or any interest in any business enterprise;

(p) changed its material banking relationships;

(q) suffered any material labor dispute with its workforce;

(r) made any change in any method of accounting or accounting practice or policy;

(s) committed in any manner to purchase or acquire any real estate, whether or not improved, or any building or other structure; or

(t) made any agreement or understanding, whether in writing or otherwise, for Company to take any of the actions specified in sub-Sections (a) through (s).

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4.12 Employment Contracts Except as set forth in Schedule 4.12, Company has complied with all applicable Legal Requirements and terms and conditions of employment applicable to all employees, officers and directors and is not liable for any arrears of wages, commissions, compensation or any other form of payment or any Taxes or penalties for failure to comply with any of the foregoing. Company believes that its relations with the employees of Company taken as a whole are satisfactory. Except as required by applicable Legal Requirements or the terms of their employment contracts, Company is not a party or subject to any contract, agreement, arrangement, or understanding with any of its employees, and the employment of any employee may be terminated at any time without the payment of any consideration, except as may be required by law. Except as set forth in Schedule 4.12, Company is not a party to a collective bargaining agreement with any union and is not affected by or, to the Knowledge of the Company or the Stockholders, threatened with, any dispute with a union or with respect to unionization or collective bargaining involving the employees of Company. Except as may be disclosed on Schedule 4.12, all bonuses or other non-recurring payments to employees or officers (other than commissions) that were due on or before the Closing Date were paid to and received by the relevant employees and officers, and there are no bonuses or other non-recurring payments due or owing to any employee or officer that were not paid and received on or before the date of this Agreement. No agreement, contract or arrangement to which Company is a party may result in the payment of any amount that is triggered upon or as a result of the consummation of this Agreement, including without limitation any Change of Control Payments, except as set forth on Schedule 4.12 hereof. No person is employed or engaged by the Company (whether under a contract of services or contract for services and whether directly, through an agency, services company, subsidiary undertaking or otherwise) other than the employees identified by the Company, and such employees are all employed or engaged directly by the Company. Copies of all contracts of employment and full particulars of the current terms and conditions of employment of all employees earning an annual base salary in excess of £120,000 (including all information required by law to be included in particulars of terms of employment), as of the date hereof, have been disclosed and all of such particulars are true, accurate and not misleading. A table containing the material terms of employment of such employees, as of the date hereof, has been disclosed on Schedule 4.12.  For the avoidance of doubt, the material terms of employment for such persons include name, start date, job title, notice entitlement, salary, benefits, pension, bonus and incentive schemes, work place, full time or part time, hours of work, name of employer and, if the person is on a fixed term then their end date.

4.13 Absence of Defaults. The Company is not in material default under any promissory note, bond, mortgage, indenture, guarantee, deed of trust to which Company is a party, Material Customer Contract, Material Supplier Contract, or Leases. Except as may be may be disclosed on Schedule 4.13, Company and its properties and assets are in compliance with all statutes, laws, ordinances, rules, regulations, and filing requirements of any Government or Governmental Agency applicable to its business, and no written notice of cancellation, of default or of any dispute concerning any governmental permit has been received by, or is known to, Company.

4.14 Document List. Except only as to the contracts, licenses, permits, agreements, leases, and other commitments listed or described on Schedule 4.14, as of the date hereof, Company is not a party to or bound by any written or oral:

(a) contract not made in the ordinary course of business except those that would not have a value of more than £50,000;

(b) collective bargaining agreement or other contract with any labor union;

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(c) bonus, deferred compensation, profit sharing, pension, retirement, stock option, stock purchase, hospitalization, insurance, or other plan or arrangement providing for employee benefits to present or former officers, directors or employees;

(d) dealers’, manufacturers’, representatives’, or distributors’ agreement that is not terminable by it without cost or liability to it or its successors on sixty (60) days’ notice or less;

(e) contract for the sale of goods or the rendering of services continuing for a period of more than thirty (30) days from the date of this Agreement, except such contracts entered into in the ordinary course of business not inconsistent with past practices;

(f) contract for the purchase of supplies, materials, or services for delivery over a period of more than thirty (30) days from the date of this Agreement, except such contracts entered into in the ordinary course of business not inconsistent with past practices;

(g) contract upon which any substantial part of the Business is dependent or which, if breached, would reasonably be expected to have a Material Adverse Effect;

(h) contract which contains covenants pursuant to which it has agreed not to compete;

(i) any Material Supplier Contract that is not cancelable by Company, without penalty, on ninety (90) days or less prior written notice;

(j) other than the Loan Notes or the employment contracts listed in Schedule 4.12, contract or agreement between Company and a Stockholder or any Affiliate of a Stockholder;

(k) other than the Loan Notes and the Burdale Facility, agreement or contract under which Company has borrowed or loaned any money or issued any note, bond, indenture, or other evidence of indebtedness or directly or indirectly guaranteed indebtedness, liabilities, or obligations of other parties other than the Company’s Subsidiaries and vice versa (other than endorsements for the purpose of collection in the ordinary course of business not inconsistent with past practices);

(l) mortgage, pledge, security agreement, deed of trust, or other document granting a Lien (including, but not limited to, liens upon properties acquired under conditional sales, capital leases, or other title retention or security devices); or

(m) any agreement giving the other party exclusive or preferential rights to any of (or the distribution of such rights) the Intellectual Property of Company (as defined in Section 4.19 below) or other assets.

Company has provided Buyer with true and complete copies of each agreement, contract, lease, license, commitment, or instrument of Company described on Schedule 4.14 other than those specifically identified on Schedule 4.14 as not having been delivered to Buyer. Except as may be disclosed on Schedule 4.14, each of the Contracts described on Schedule 4.14 (collectively, the “Contracts”) is in full force and effect, Company has not received any written notice that such Contract is not in full force and effect, and Company has not materially breached such Contract.

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4.15 Insurance Policies. Company maintains insurance policies customary for a business of its type as set forth on Schedule 4.15 (the “Policies”). Schedule 4.15 sets forth a list and description of all material claims filed pursuant to the Policies for the two years prior to the date hereof.

(a) Company has delivered to Buyer, as of the date hereof:

(i) true and complete copies of the Policies to which Company is or has been covered at any time within the two years preceding the date of this Agreement;

(ii) true and complete copies of all pending applications for material insurance policies; and

(iii) any material statement by an auditor of Company’s financial statements concerning the adequacy of such entity’s coverage or of the reserves for claims (to the extent so issued).

(b) Except as set forth in Schedule 4.15:

(i) Company does not maintain any self-insurance arrangement, including any reserves established under such arrangement;

(ii) Company is not a party to any contract or arrangement, other than the Policies, for the transfer or sharing of any risk by Company; and

(c) Schedule 4.15 also sets forth a list of all Persons (other than Company and its officers, directors, and employees) that is a named insured on any of the Policies, as of the date hereof.

(d) Except as may be disclosed on Schedule 4.15:

(i) All Policies that provide coverage to Company or a director or officer of Company:

(A) are valid and, to the Knowledge of the Company and the Stockholders, enforceable; and

(B) taken together, provide adequate insurance coverage for the assets and the operations of Company for all risks to which Company is normally exposed; and

(D) are sufficient for compliance with all Legal Requirements and contracts to which Company is a party or is otherwise bound; and

(E) will, unless cancelled by Buyer, continue in full force and effect following the Closing for a period of 120 days.

(e) Company has not received (A) any written refusal of coverage or any written notice that a defense will be afforded with reservation of rights, or (B) any written notice of cancellation or any other written notice that any Policy is no longer in full force or effect or will not be renewed or that the issuer of any Policy is not willing or able to perform its obligations under any Policy.

(f) For the time periods applicable Company has paid all premiums when due, and has otherwise performed all of its material obligations, under each Policy or that provides coverage to Company or any director or officer of Company.

(g) For the time periods applicable Company has given notice to the insurer of all material claims that may be insured by any Policy.

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(h) Schedule 4.15 sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent two years with respect to each type of coverage) of the Policies, as of the date hereof. Company shall keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing Date.

4.16 Books and Records. Except as provided below in this Section 4.16, the books and records of Company are in all material respects comprehensive and accurate. Company has maintained its financial statements in accordance with past practices and IFRS. The books of account, minute books, stock record books, and other records of Company have been made available to Buyer. The minute books of Company contain materially accurate and comprehensive records of all meetings held of, and corporate action taken by, the Company’s board of directors, and any committees of the board of directors. At Closing, all of those books and records will be in the possession of Company.

4.17 Litigation. There is no Proceeding pending or to the Knowledge of the Company or the Stockholders Threatened by or against Company or its properties, assets, or the Business or the transactions contemplated by this Agreement, except as may be disclosed on Schedule 4.17. Neither Company, nor any of its assets, is subject to or has received any outstanding judgments, Orders or decrees, domestic or foreign. Except as may be disclosed on Schedule 4.17, there is no Proceeding that has been commenced by or against Company or that may materially affect the Business of, or any of the assets owned or used by Company; or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Knowledge of the Company or the Stockholders, no such Proceeding has been Threatened. Additionally, no event has occurred or, to the Knowledge of the Company or the Stockholders, circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Except as may be disclosed on Schedule 4.17, Company has not at any time during the three years preceding Closing received any written notice or other communication from any Governmental Agency or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any judgment or Legal Requirement to which Company or any of the assets owned or used by it is or has been subject.

4.18 Environmental Matters. Company has not released, emitted, buried, or otherwise disposed of Regulated Substances on any of the Real Property in violation of any Environmental Law. The operations and Business of the Company comply in all material respects with all Environmental Laws relating to its Business or the Real Property. Company has not received any written notice, demand, suit or information request pursuant to any Environmental Law, nor has there been receipt of the same relating to any of the Real Property. Company has not received any written notice that any of the Real Property is listed on any regulatory list of contaminated properties. Company has no existing or, to the Knowledge of the Company or the Stockholders, potential liability under any Environmental Laws. No environmental approvals or consents are required under Environmental Law from any Governmental Agency or authority for Buyer and Company to consummate the transactions contemplated by this Agreement or for Company to continue its business after the Closing Date in a manner consistent with present Business operations. To the Knowledge of the Company or the Stockholders, there are no conditions on any adjacent properties that threaten property leased by Company. The Company is not required to have, nor does it have, any permits or approvals issued under any Environmental Law. Company has disclosed, before the date of this Agreement, all environmental liabilities, and has disclosed all reports, assessments or remedial action plans, in its or its agent’s possession, relating to any existing environmental condition, of the Real Property or its operations.

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4.19 Intellectual Property.

(a) As of the date hereof, Schedule 4.19 lists the following intellectual property owned by, licensed to or used by Company:

(i) all patents held by Company, and all reissues, divisions, continuations, continuations in part, and extensions of such patents and all pending patent applications by Company, including, for each such patent, the serial or patent number, country, grant date and title;

(ii) all Marks, including for each such registered Mark, the application or registration number, country, filing or registration date, mark and class;

(iii) all registered (to the extent registerable) copyrights in all works of Company and pending applications for registration by Company of copyrights used in or relating to its business, including for each such registered copyright, the registration number, country, and registration and expiration date;

(iv) all software owned by, licensed to or used by Company , or sold or distributed by Company provided that Schedule 4.19 does not list mass market software licensed to the Company that is commercially available and subject to “shrink-wrap” or “click-through” license agreements although such are deemed Intellectual Property, as defined below;

(iv) all other intellectual property, whether owned by or licensed to Company or sold or distributed by Company, used in its business (the intellectual property set forth in sub-Sections (i) through (iv) of this Section 4.19(a) and sub-Sections (v) and (vi) below is collectively referred to as, the “Intellectual Property”);

(v) all licenses and other contracts to which Company is a party (either as licensor, licensee, sublicensor, or sublicensee) and that affects the validity of or right to use the patents, Marks, copyrights (or registrations or applications of such Intellectual Property), trade secrets, or other proprietary information used in or relating to its Business; and

(vi) all third party software where the Company acts as re-seller but for which the Company does not act as licensor or licensee of the software.

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(b) Company has good, valid, subsisting, unexpired, and enforceable title to, or otherwise possesses adequate rights to use, all Intellectual Property to the extent necessary to the conduct of its Business. No other intellectual property is necessary to permit Company to conduct its Business. No Governmental Agency has rendered any holding, decision, or judgment or there exists a pending Proceeding that would limit, cancel, or question the validity of any of the Intellectual Property.

(c) Except as may be disclosed on Schedule 4.19, the Company has not infringed upon or has not been alleged to have infringed upon any patent, trademark, trade name, copyright, or other intellectual property, or misappropriated or misused any invention, trade secret or other proprietary information entitled to legal protection, and the use of the aforesaid Intellectual Property by Buyer in a manner consistent with the manner in which the aforesaid are being used by Company on the date of this Agreement, will not constitute an infringement, misappropriation, or misuse of any patent, trademark, trade name, copyright, invention, trade secret, proprietary information, nondisclosure, or other rights of any third party. No Person has asserted to Company any claim regarding the use of, or challenging, or questioning Company’s right or title in, any Intellectual Property, or challenging or questioning the validity or effectiveness of any license, contract, or commitment relating to such Intellectual Property, and Company has no Knowledge of any valid basis for any such claim except as may be disclosed on Schedule 4.19. There exists no legal opinion of counsel to Company (or request for such opinion) or a legal opinion delivered to Company that the Business as conducted infringes or is likely to infringe any patent, trademark, copyright, trade name, invention, trade secret, or other proprietary information or property rights of any other Person.

(d) Except as may be disclosed on Schedule 4.19, within the last three years, Company has not asserted any claim of infringement, misappropriation, or misuse of any Intellectual Property used in the Business.

4.20 Tax Matters. Except as disclosed on Schedule 4.20:

(a) All Tax Returns required to be filed by or on behalf of Company in respect of periods from 30 June 2007 to the Closing Date have been filed and all such Tax Returns are complete and accurate in all respects as to the amount of Taxes shown to be due thereon, (ii) all Taxes shown to be due on such Tax Returns have been paid in full or to the extent payable in advance of the Closing Date will be paid in full by the due date thereof, (iii) there are no Tax Liens on the assets of the Company (other than Liens for Taxes not yet due and payable); and (iv) no Tax deficiency or claims are being asserted in writing with respect to any Taxes of Company within the six year period preceding Closing;

(b) Company has complied in all respects with all applicable Legal Requirements relating to the payment and withholding of all Taxes in respect of periods from 30 June 2007 to the Closing Date. To the extent the same ought to have been paid or withheld, all monies required to be withheld by Company in relation to that period have been duly collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Company, as the case may be;

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(c) Company has made available to Buyer complete copies of (i) all income or franchise Tax returns of Company (or, in the case of Tax Returns filed for an affiliated group, the portion of such consolidated Tax returns relating to Company) relating to the taxable periods ending after 30 June 2007 and (ii) the portions of any audit report issued within the last three years relating to any Taxes due from Company;

(d) There are no audits or, to the Knowledge of the Company and the Stockholders, investigations by any taxing authority of Company in progress and no written notice has been received that a Taxing Authority intends to commence any such audit or investigation;

(e) Company is not a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing; and

(f) There are no agreements in effect to extend or waive the period of limitations for the assessment or collection of any Tax for which Company may be liable other than statutory extensions with respect to which Tax Returns have been filed by the extended due date. No claim that is currently pending has been made in a jurisdiction where Company does not file Tax Returns or that Company is or may be subject to taxation by that jurisdiction.

4.21Employment Benefit Matters.

(a) As used in this Section 4.21, the following terms have the meanings set forth below.

(i) “Company Other Benefit Obligation” means an Other Benefit Obligation owed, adopted, or followed by a Company.

(ii) “Company Plan” means all Plans of which Company is or was a Plan Sponsor, or to which Company otherwise contributes or has contributed within the past three years, or in which Company otherwise participates or has participated within the past three years. All references to Plans are to Company Plans unless the context requires otherwise.

(iii) “Other Benefit Obligations” means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits.

(iv) “Plan” means any plan, fund, or program established or maintained by Company, regardless of the method of calculating the contributions made to the plan, the method of calculating the benefits under the plan or the method of distributing benefits from the plan, for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise:

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(A) medical, surgical, or hospital care or benefits, or benefits in case of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs, or day care centers, scholarship funds, or prepaid legal services, or

(B) retirement income to employees, severance pay arrangements, a deferral of income by employees for periods extending to the termination of covered employment or beyond, or supplemental retirement income payments (under which the pension benefits of retirees or their beneficiaries are supplemented to take into account some portion or all of the increases in the cost of living since retirement), including but not limited to the Pension Scheme.

(b) Schedule 4.21(b) contains a complete and accurate list of all Company Plans and Company Other Benefit Obligations (including the Pension Schemes), as of the date hereof.

(c) Company has delivered to Buyer, as of the date hereof:

(i) all documents that set forth the terms of each Company Plan, each Company Other Benefit Obligation, including (A) all plan descriptions and summary plan descriptions of such Company Plans for which Company is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding such Company Plans, Company Other Benefit Obligations for which a plan description or summary plan description is not required;

(ii) all material personnel, payroll, and employment manuals and policies;

(iii) all agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by Company, and all agreements pursuant to which contributions are being made or obligations are owed by such entities;

(iv) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

(v) all registration statements filed with respect to any Company Plan;

(vi) all insurance policies purchased by or to provide benefits under any Company Plan;

(vii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan or Company Other Benefit Obligation;

(viii) all reports submitted within the calendar year preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan or Company Other Benefit Obligation;

(ix) copies of any required Tax-related filings for each Company Plan and Company Other Benefit Obligation;

(x) all notices that were given by Company to any Government Agency, or received by Company from any Government Agency, pertaining to a Company Plan or Company Other Benefit Obligation, since 30 June 2007.

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(d) Except as may be disclosed on Schedule 4.21(d):

(i) Company has performed all of their obligations under all Company Plans and Company Other Benefit Obligations in all material respects. Company has in all material respects made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans and Obligations that have accrued but are not due.

(ii) No written statement has been made by Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation.

(iii) Company, with respect to all Company Plans and Company Other Benefits Obligations are, and each Company Plan and Company Other Benefit Obligation is, in all respects in compliance with any applicable Legal Requirements and with any applicable agreement.

(iv) There has been no establishment or material amendment of any Company Plan or Company Other Benefit Obligation.

(v) No event has occurred or circumstance to the Company’s Knowledge exists that could result in an increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or an increase in benefit costs of such Plans and Obligations that are self-insured, other than events or circumstances not specific to Company or its employees.

(vi) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan or Company Other Benefit Obligation, is pending or to the Knowledge of the Company or the Stockholders is Threatened.

(vii) Except as may be disclosed on Schedule 4.21(d), the consummation of the transactions contemplated herein will not result in the payment, vesting, or acceleration of any benefit.

4.22 Officers and Directors. Set forth on Schedule 4.22 is a list of the names of the officers of Company, together with the title or job classification of each such Person, as of the date hereof. Schedule 4.22 also is a true and correct list of all current directors of Company, as of the date hereof. Except as may be disclosed on Schedule 4.22, none of such Persons has an employment agreement or understanding, whether oral or written, with Company, which is not terminable on notice by Company without cost or other liability to Company, except for severance payments not inconsistent with past practices.

4.23 Transactions with Affiliates. Except as may be disclosed on Schedule 4.23 and in respect of the Loan Notes, none of the Stockholders, nor any director, officer or employee of Company, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, is presently or contemplated to be a party to any transaction with Company, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such person or firm except for compensation for services in the ordinary course as an employee of Company. To the extent any Stockholder or any member of his or her family owns directly or indirectly any real property which Company leases pursuant to a lease agreement, (i) the rental rate for such real property is not in excess of the current fair market rate for similarly located and class properties and the lease agreement otherwise reflects an arm’s length transaction, as determined in good faith by the parties and (ii) the Company may terminate such lease agreement at its sole discretion upon notice at anytime without any penalties, fines, or additional considerations during a period of 36 months commencing on the Closing Date.

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4.24 Stockholders Loans. Except for the Loan Notes, as of the date of this Agreement, Company: (i) has no loans with any Stockholder; (ii) does not owe any Stockholder any money; and (iii) any preexisting stockholder loans have been discharged or forgiven in full.

4.25 Customers and Suppliers. Schedule 4.25 consists of a true and correct list of the Material Customer Contracts (and the GBP volume of business conducted by each for the financial year ended 2011) and the Material Supplier Contracts (ranked by volume of business with Company for the financial year ended 2011). Except as may be disclosed on Schedule 4.25, Company has not received written notice that any such customer or supplier will not continue to do business with Company or Buyer in a manner and on terms and conditions not inconsistent with past practices or existing written contractual arrangements. Buyer acknowledges that Company, before Closing, is not obligated to inform such vendors or customers of the transactions contemplated by this Agreement in connection with this representation and warranty.

4.26 Licenses; Permits. Schedule 4.26 , as of the date hereof, is a true and complete list of all material licenses, permits, and authorities issued or granted to Company by Governmental Agencies which are necessary to entitle it to conduct the Business. All such licenses, permits, or authorities of Company are validly held by Company, Company has fulfilled and performed all of its obligations under each and no event has occurred or to the Knowledge of the Company or the Stockholders no condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such licenses, permits or authorities. To the Knowledge of the Company and the Stockholders, all such licenses, permits, or authorities will not be subject to suspension, modification, or revocation as a result of this Agreement or the consummation of the transactions contemplated by this Agreement. Licenses, permits, and authorities issued or granted by foreign, local, state, or federal Governmental Agencies that are necessary for the conduct of the Business are not held in the name of any employee, officer, director, member, or agent.

4.27 Accounts; Safe Deposit Boxes; Powers of Attorney. Attached as Schedule 4.27 are:

(a) as of the date hereof, a true and correct list of all existing bank and savings accounts, certificates of deposit, and safe deposit boxes of Company,

(b) as of the date hereof, true and correct copies of all existing corporate borrowing, depository, and transfer resolutions and those Persons entitled to act under such resolutions, and

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(c) as of the date hereof, a true and correct list of all powers of attorney granted by Company and those Persons authorized to act under such powers of attorney.

4.28 Employee and Labor Relations. Except as may be disclosed on Schedule 4.28:

(a) there is no labor strike, dispute, slowdown, work stoppage, or lockout actually pending or to the Knowledge of the Company or the Stockholders Threatened, against or affecting the Company or the Business, and during the past two years, there has not been any such action;

(b) no union organizational campaign is in progress with respect to the employees of Company and no formal question concerning representation exists respecting such employees;

(c) there is no existing employee grievance procedure that is pending or to the Knowledge of the Company or the Stockholders Threatened;

(d) to the Knowledge of the Company or the Stockholders, no charges with respect to or relating to Company are pending before any Governmental Agency responsible for the prevention of unlawful employment practices, and Company has not received written notice of the intent of Governmental Agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the present employment-related practices of Company and no such investigation is in progress;

(e) Company is not and has never been a party to any collective bargaining agreement or other labor contract. Since January 1, 2007, there has not been, nor is there presently pending or existing or there is not Threatened, (a) any strike, slowdown, picketing, or work stoppage, (b) any Proceeding against or affecting Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any Governmental Agency, union organizing activity, or other labor or employment dispute against or affecting Company or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or, to the Knowledge of the Company and the Stockholders circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Company, and Company contemplates no such action before the Closing Date. Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing. Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

4.29 Company Name. Except as may be disclosed on Schedule 4.29, as at the date of this Agreement Company has the exclusive right to use its name as the name of the company in all jurisdictions in which it is qualified to do business, and has not received any written notice of conflict with respect to the rights of others regarding its corporate name.

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4.30 Effect of Transaction. No creditor, employee, client, franchisee, or other customer or other Person having a material business relationship with Company has given written notice to Company on or prior to the date hereof, that such Person intends to change that relationship because of the transactions contemplated by this Agreement.

4.31 Stockholder Benefits. Except as may be disclosed on Schedule 4.31, Company does not maintain on behalf of the Stockholders (or any of the Stockholders’ family members), any of the following benefits or perquisites: (i) non-qualified retirement or executive bonus plans; (ii) country club or other recreational club memberships or affiliations; (iii) key man or other related life insurance policies; (iv) housing benefits or allowances; (v) automobiles; or (vi) automobile leases or insurance benefits.

4.32 Closing Costs. All costs incurred directly or indirectly by Company or by the Stockholders relating to the transactions effectuated pursuant to this Agreement, including but not limited to Transaction Expenses, shall be paid in full by Company prior to or as of Closing.

4.33 Capitalized Lease Obligations. As of the Closing Date, Company shall have no Capitalized Lease Obligations.

4.34 Burdale. Except for the Burdale Facility, all considerations, payments, debts, or liabilities or obligations of any kind owed by the Group to Burdale or its Affiliates and Subsidiaries have been satisfied in full and the Group does not owe any further considerations, payments, debts, or liabilities or obligations of any kind to Burdale or its Affiliates or Subsidiaries in connection with any such borrowing.

4.35 Institutional Stockholder. Except for the Loan Notes, all considerations, payments, debts, or liabilities or obligations of any kind owed by the Group to the Institutional Stockholder, its Affiliates, and its Subsidiaries and their respective shareholders have been satisfied in full and the Group does not owe any further considerations, payments, debts, or liabilities or obligations of any kind to the Institutional Stockholder, its Affiliates, or its Subsidiaries, and their respective shareholders in connection with any such borrowing. Upon payment in full of the Loan Notes Redemption Amount by Buyer to the Stockholders’ Representative in accordance with Section 2.4(b)(v), Institutional Stockholder and its Affiliates and Subsidiaries, and its and their respective officers, directors, shareholders, employees, and agents, and their respective successors, heirs, and assigns, RELEASES, ACQUITS, AND FOREVER DISCHARGES Buyer and the Group and their Affiliates and Subsidiaries, and their respective officers, directors, shareholders, employees, and agents, and their respective successors, heirs, and assigns, from all actions, suits, liabilities, debts, sums of money, credits, accounts, claims for attorneys’ fees, bonds, bills, covenants, contracts, promises, damages, judgments, claims, whether known or unknown, and demands of any kind whatsoever, in law or in equity, which they now have, or ever had, by reason of any matter, cause, thing, or action related to or arising from the Loan Notes or any other borrowing by the Group from the Institutional Stockholder.

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4.36 Disclosure. Each of the representations and warranties made by Company or the Stockholders in this Agreement shall have been accurate and complete as of the date hereof. No representation or warranty made in this Agreement (or in any schedule, certificate or instrument furnished to the Buyer pursuant to this Agreement) contains any untrue statement of fact or omits to state any fact necessary to make the statements contained therein not misleading. As of the Closing Date, the Company and the Stockholders shall deliver to Buyer a supplemental Closing Date Disclosure Schedule addendum (the “Closing Date Disclosure Schedules Addendum”) which adds any additional disclosures or Disclosed Matters (or removes any previously give Disclosed Matters) allowed or required as part of any Disclosure Schedules which are needed or reasonably required to make any and all of the representations and warranties meet the Representation and Warranty Accuracy Requirement as of the Closing Date.

4.37 Solvency

(a)	The Company is able to pay its debts according to section 123 of the Insolvency Act 1986 and has not and does not intend to stop payment of any of its debts.

(b)	No order has been made or petition presented, meeting convened or resolution passed for the winding up of the Company nor has any receiver or administrator been appointed or any distress, execution or other process been levied in respect of the business or assets of the Company or any of them.

(c)	No composition in satisfaction of the debts of the Company or scheme of arrangement of its affairs or compromise or arrangement between it and either or both of its creditors or members or any class of either or both of its creditors or members has been proposed, sanctioned or approved.

(d)	No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of the Business or the assets of the Company.

(e)	No event has occurred causing any floating charge created by the Company to crystallise over the assets of the Company or any of them or any charge created by it to become enforceable over the assets of the Company or any of them nor has any such crystallisation occurred nor is such enforcement in process.

(f)	All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its articles of association and all applicable local laws.

4.38 General. Each of the representation and warranties is separate and is to be construed independently of the others. The Institutional Stockholder undertakes with Buyer that it will promptly disclose in writing to Buyer any event or circumstance which arises or become known to it after the date of this Agreement which is inconsistent with any of the representation and warranties provided that such disclosure shall not qualify or mitigate the liability of the Stockholders pursuant to this Section.

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4.39 Each of the representations and warranties in this Agreement will be accurate and complete in all respects as of the Closing Date as if then made (the “Representation and Warranty Accuracy Requirement”).

4.40 This Agreement contains the only representations and warranties between the parties.

5. [RESERVED]

6. WARRANTIES AND REPRESENTATIONS OF BUYER.

The Buyer warrants and represents to the Company and for the benefit of the Stockholders as follows:

6.1 Organization, Authority and Capacity. Each of the Buyer and the Guarantor is a corporation duly organized validly existing standing under the laws of the state of its organization with all requisite corporate power and authority to enter into this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents. All acts and other proceedings required to be taken by the Buyer or the Guarantor to authorize the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is party and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly and properly taken. This Agreement and each of the Transaction Documents to which the Buyer and the Guarantor is party has been duly executed and delivered by the Buyer and the Guarantor and constitutes the valid and binding obligations of the Buyer and the Guarantor, enforceable against the Buyer and / or the Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, or other laws affecting the enforcement of creditors' rights generally, or by general equitable principles.

6.2 Effective Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the terms of this Agreement will not, conflict with, or result in any violation of or default under, or result in any Person having the right to terminate or modify (a) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement, understanding, or arrangement to which the Buyer is a party, or (b) any Legal Requirement or Order applicable to the Buyer or the property or assets of Buyer. The Buyer shall have available at Closing on the necessary facilities and other resources required to make all payments to the Stockholders contemplated in this Agreement in immediately available funds.

6.3 Power; Foreign Qualification. The Buyer has the full corporate power and authority and possesses all material Government franchises, licenses, permits, authorizations, and approvals necessary to enable it to use its corporate name and to own, lease, or otherwise hold its properties and assets and to carry on its business as the same is now being conducted. The Buyer is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary.

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7. PRE- CLOSING AND CLOSING OBLIGATIONS OF COMPANY AND STOCKHOLDERS

7.1 Opinion of Counsel. On or before the Closing Date, Company shall deliver to Buyer the written opinion from Ashurst LLP in respect of the Company, dated the Closing Date, in form and substance substantially similar or identical to that attached hereto as Schedule 10.

7.2 Deliveries. On or before the Closing Date, the Company shall deliver to Buyer a Certificate of the Secretary or an Assistant Secretary (or equivalent office holder) of each member of the Group, dated the Closing Date, to the effect that there have been no amendments to the articles of association of each member of the Group since the date hereof, and, in the case of the Company, attaching the resolutions approving the Transaction.

7.3 Transaction Documents. On or before the Closing Date, the Transaction Documents shall each have been executed by the parties thereto and shall have been delivered to the Company.

7.4 Transaction Expenses and Change of Control Payments. On or before the Closing Date, the Company shall pay all Transaction Expenses and Change of Control Payments.

7.5 Termination of All Interests. With effect from the Closing Date, excluding rights and interests (i) under applicable employment and other laws, (ii) in respect of any expenses due to employees in accordance with the policies of the Group, (iii) under contracts of employment and severance agreements identified in Schedule 4.12 and under employment benefits due in connection therewith, upon payment of the Closing Cash Proceeds, all rights and interests of the Stockholders in the Company and all obligations owed by the Company to the Stockholders shall be terminated, except to the extent expressly accounted for as per Section 2.6. This provision shall not prejudice any Claim any Stockholder may have under this Agreement or any of the Transaction Documents (including the Escrow Amount), any insurance coverage that the Group may have procured for the benefit of any Stockholders who were directors, officers or employees of the Company and any rights any Stockholders who were directors or officers of the Company may have under the constitutional documents of any member of the Group prior to the Closing Date.

8. PRE- CLOSING OBLIGATIONS OF BUYER.

8.1 Transaction Documents. On or before the Closing Date, the Transaction Documents shall each have been executed by the parties thereto and shall have been delivered to the Buyer.

9. RESERVED

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10. INDEMNIFICATION

10.1 Indemnification

(a) Subject to the provisions of Schedule 4A and of this Section 10, after the Closing, the Institutional Stockholder on behalf of the Stockholders shall indemnify and hold harmless Buyer and its Affiliates and Buyer’s and such Affiliates’ respective Representatives, and each of their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against, and shall reimburse Buyer Indemnified Parties for the amount of (1) any actual losses, liabilities and damages, fines, penalties, judgments, awards, settlements or assessments resulting from any Actions, Claims or otherwise to the extent that they arise from any and all matters, facts or circumstances that relate to the period on or prior to Closing, including consequential, incidental, special or punitive damages, incurred or paid by any of the Buyer Indemnified Parties with respect to any Third Party Claim (but excluding consequential, incidental, special or punitive damages of any Buyer Indemnified Parties) (collectively “Losses”) and (2) all actual and necessary costs, expenses (including reasonable fees and expenses of counsel, consultants, experts and other professional fees) related to any Claims or Losses (collectively, “Damages”), whether or not disclosed and whether direct or indirect, that Buyer Indemnified Parties or any of them may suffer, sustain or become subject to or pay, as a result of, or in conjunction with, or relating to any of the following:

(i) the breach of any representation or warranty of the Selling Parties in this Agreement, including all Schedules (provided that no Representation and Warranty Qualification shall be given any effect and each representation and warranty in this Agreement shall be read without regard and without giving effect to any of the Representation and Warranty Qualification as if any such word or phrase were deleted from such representation and warranty);

(ii) the breach or non-performance of any agreement, covenant or obligation of or made by the Selling Parties in this Agreement, including all Schedules;

(iii) any brokerage, finder’s, agent’s or other like arrangements in connection with this Agreement or the transactions contemplated by this Agreement based in any way on any agreements, arrangements, or understandings claimed to have been made by the Selling Parties with any third party;

(iv) any claims by any stockholders or alleged stockholders, option holders or alleged option holders or warrant holders or alleged warrant holders of the Group who (1) are or may be entitled to demand and properly demand payment of the fair value of their shares of the capital stock of the Group as a result of the Company’s entry into this Agreement pursuant to, and who comply in all respects with, applicable Legal Requirements, or (2) have or may have a claim against a Buyer Indemnified Party arising out of this Agreement;

(v) any claims or demands based on the Selling Parties’ or Group’s actions, inactions, failure to perform or satisfy any of its obligations (contractual or otherwise), or negligence, willful misconduct, or fraud arising, commencing, occurring, or alleged to have arisen, commenced, or occurred prior to the Closing Date; and

(vi) in respect of the threatened litigation with Neil Mitchell;

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(vii) the costs and penalties actually incurred by the Group as a result of it having to acquire additional software licenses in order for it to be able to operate its Business lawfully to the extent that such licenses should have been in place as at the Closing Date;

(viii) to the extent there has been any under provision of inventory held by the Group as of the Closing Date to honor its contractual commitments to Anton Schlecker e.K. and/or Schlecker XL GmbH (together, "Schlecker") ("Schlecker Inventory") in the Closing Calculation as demonstrated pursuant to the Inventory Valuation carried out pursuant Section 10.10

It is agreed that the Tipping Basket Threshold Amount set out in paragraph 3 of Schedule 4A shall not apply in respect of any Damages arising under sub-Sections (vii), (viii) and (ix) above.

(b) Tax Indemnity. Subject to the provisions of Schedule 4A and of this Section 10, the Institutional Stockholder on behalf of the Stockholders shall indemnify and hold harmless the Buyer Indemnified Parties in accordance with the tax indemnity set out in Schedule 6.

(c) Subject to the provisions of Schedule 4A and of this Section 10, after the Closing, Buyer shall indemnify and hold harmless each of the Selling Parties and their Affiliates and the Selling Parties’ and such Affiliates’ Representatives, and each of their respective successors and assigns (collectively, the “Seller Indemnified Parties”) from and against all Damages (excluding consequential, incidental, special or punitive damages of any Seller Indemnified Parties) that Seller Indemnified Parties or any of them may suffer, sustain or become subject to and pay, as a result of, or in conjunction with, or relating to any of the following:

(i) the breach of any representation or warranty of Buyer in this Agreement (provided that any Representation and Warranty Qualification limiting the scope of such representation or warranty shall not be given effect and any such representation or warranty so modified shall be breached only if such representation or warranty as so modified is not accurate in all material respects); and

(ii) the breach or non-performance of any agreement, covenant or obligation of or made by the Buyer in this Agreement.

(d) No Representation and Warranty Qualification nor the knowledge of an Indemnifying Party (as defined in Section 10.2(a)) of a breach of representation, warranty or covenant hereunder (including by virtue of any Disclosure Schedule) shall affect the obligation of an Indemnifying Party to indemnify an Indemnified Party (as defined in Section 10.2(a)) for Damages resulting from such breach and all Damages shall be determined as if such word or phrase were deleted.

(e) An Indemnified Party’s right to indemnification pursuant to this Section 10 shall be conditioned upon evidence satisfactory to the Buyer and Institutional Stockholder in the reasonable exercise of their discretion of (1) the amount of actual Damages incurred by the Indemnified Party or (2) the amount of actual Damages paid by the Indemnified Party with respect to a Third Party Claim.

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10.2 Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) A party claiming indemnification hereunder (an “Indemnified Party”) with respect to any Third-Party Claim that could give rise to a right of indemnification hereunder shall promptly (and in any event within ten (10) Business Days of written notice of such Third-Party Claim) (i) notify the party from whom indemnification is sought (such notified party, the “Indemnifying Party”) of the Third-Party Claim, and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to such Claim (if any), the basis of the Indemnified Party’s request for indemnification hereunder and a good-faith estimate of the amount of Damages attributable to such Claim. Failure to provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure.

(b) The Indemnifying Party shall have the right to elect to defend the Indemnified Party against such Third-Party Claim at its own expense provided it makes such election within thirty (30) days after receipt of any Claim Notice with counsel selected by the Indemnifying Party who is reasonably acceptable to the Indemnified Party, by all appropriate proceedings. If the Indemnifying Party irrevocably agrees that the Third Party Claim involves Damages entitled to be indemnified, all costs of such defense or any settlement by the Indemnifying Party, including reasonable attorneys’ fees, accountants’ fees and any other reasonable fees and expenses related to such defense, shall, subject to the limitations set forth in this Section 10, be indemnifiable Damages.

(c) The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof, provided that the Indemnifying Party shall not consent to the entry of a judgment or enter into any settlement with respect to the matter without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). If an Indemnifying Party assumes such defense, the Indemnifying Party shall not be liable for any amount required to be paid by the Indemnified Party that exceeds, where the Indemnified Party has withheld or delayed consent in connection with the proposed compromise or settlement of a Third-Party Claim, the amount for which that Third-Party Claim could have been settled pursuant to that proposed compromise or settlement (provided that (i) such final compromise or settlement is on substantially the same terms (other than the monetary amount) as the proposed compromise or settlement where the Indemnified Party has withheld or delayed such consent, or (ii) any final judgment in such matter is for a larger monetary amount), unless the Indemnified Party has withheld or delayed its consent due to the proposed compromise or settlement requiring payment by the Indemnified Party or a finding or admission by the Indemnified Party of any violation of Legal Requirements, breach of any contract, any violation of any rights of any Persons, or against its own legitimate commercial interests. No Third-Party Claim that is being defended in good faith by the Indemnifying Party shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(d) Notwithstanding any dispute as to liability as between any parties hereunder, if requested by the Indemnifying Party, the Indemnified Party shall act in good faith in responding to, defending against, settling or otherwise dealing with any Third-Party Claim and the Indemnified Party shall (in addition to, and not in limitation of, its obligation to act in good faith), at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third-Party Claim or any cross complaint against any Person and making available to the Indemnifying Party all witnesses, records, materials and information in the Indemnified Party’s possession or under its control (or in the possession or control of any of its Affiliates or Representatives) relating to the Third-Party Claim as may be reasonably requested by the Indemnifying Party or its counsel.

(e) The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 10.2, and the Indemnified Party shall bear its own costs and expenses with respect to such participation; provided, however, if in the opinion of counsel of the Indemnified Party there is a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall bear the reasonable costs and expenses of one counsel to the Indemnified Party in connection with such defense.

(f) If the Indemnifying Party fails to notify the Indemnified Party within thirty (30) Business Days after receipt of any Claim Notice that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 10.2, the Indemnified Party shall have the right to defend, at, subject to the limitations of this Section 10 and the last sentence of this Section 10.2, the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings. The Indemnified Party shall have full control of such defense and proceedings and the Indemnifying Party will be bound by any compromise or settlement of such Third-Party Claim made by the Indemnified Party. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.2, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation. If the Indemnifying Party elects not to (or is deemed to have elected not to) assume the defense of a Third-Party Claim, or elects to assume the defense of a Third-Party Claim, but reserves the right to dispute whether such Claim is an indemnifiable Damage hereunder, the determination of whether the Indemnified Party is entitled to indemnification hereunder shall be resolved either by the parties hereto as provided herein.

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(g) With respect to any indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall promptly provide written notice to the Indemnifying Party of any Claim with respect to which the Indemnified Party believes it is or may be entitled to indemnification hereunder and in any event within forty-five (45) days of the Indemnified Party becoming aware that it is going to make a Claim (an “Indemnity Notice”). The Indemnity Notice shall describe in reasonable detail the nature of the Claim, the Indemnified Party’s best estimate of the amount of Damages attributable to such Claim (the “Claimed Amount”) and the basis of the Indemnified Party’s request for indemnification hereunder.

(h) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after its receipt of the Indemnity Notice that the Indemnifying Party disputes such Claim (the “Dispute Notice”) in which the Indemnifying Party (i) agrees that part, but not all, of the Claimed Amount is owed to the Indemnified Party (the “Agreed Amount”) or (ii) asserts that no part of the Claimed Amount is owed to the Indemnified Party (any part of the Claimed Amount that is not agreed by the Indemnifying Party to be owed to the Indemnified Party pursuant to the Dispute Notice (or the entire Claimed Amount if the Indemnifying Party asserts that no part of the Claimed Amount is owed) shall be referred to as the “Contested Amount”), the Indemnifying Party shall be deemed to have accepted and agreed with such Claim. Subject to Schedule 4A, the Indemnifying Party shall pay within forty-five (45) days of the receipt of the Indemnity Notice the Agreed Amount.

(i) If the Indemnifying Party has disputed a Claim for indemnification (including any Third-Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party are unable to resolve such dispute regarding a Contested Amount within thirty (30) days after delivery of the Dispute Notice, such dispute shall be resolved in accordance with Section 12.1.

(j) This Section 10.2 shall be without prejudice to paragraphs 3 and 4 of Schedule 4A and the terms of the Insurance Policies.

10.3 Limitation on Liability and Liability Amounts. Notwithstanding anything to the contrary in this Agreement:

(a) (i) the Institutional Stockholder shall not be obligated to indemnify any Buyer Indemnified Party and (ii) Buyer shall not be obligated to indemnify any Seller Indemnified Party, unless and until the aggregate Damages suffered by all Buyer Indemnified Parties or by all the Seller Indemnified Parties, as the case may be, that would otherwise be subject to indemnification hereunder, exceeds the Tipping Basket Threshold Amount set out in Schedule 4A, and then such Indemnified Party shall be entitled to indemnification for all Damages, including the Tipping Basket Threshold Amount; and

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(b) No Indemnifying Party shall be responsible for indemnifying any Indemnified Party for any individual Claims or series of related Claims under this Agreement where the Damages relating thereto are in the aggregate less than the Tipping Basket Threshold Amount set out in Schedule 4A, and such items shall be aggregated for purposes of Section (a) above.

10.4 Calculation and Characterization of Damages.

(a) For purposes of calculating Damages and for determining whether a breach has occurred under Section 10.1, any Representation and Warranty Qualification, or similar limitation or qualification contained in the representations and warranties will be ignored and disregarded. For the avoidance of any doubt, with respect to any claim for indemnification relating to a breach (or alleged breach) of a representation or warranty that may only be considered breached if the defect, inaccuracy, mistake or misrepresentation is material or outside of the Knowledge of the Selling Parties, the materiality of such defect, inaccuracy, mistake or misrepresentation, or absence of Knowledge, will not be considered for purposes of determining whether a breach of such representation and warranty has occurred or in determining the amount of the Damages arising out of such breach.

(b) In calculating the amount of the Damages to any Indemnified Party hereunder, the amount of Damages will be net of any actual amounts recovered by the Indemnified Party from any third party (including insurance proceeds) as a result of the facts or circumstances giving rise to the Damages.

10.5 Exclusive Remedy. From and after the Closing, except for any equitable relief to which any party hereto may be entitled or in the case of actual fraud, the indemnification provisions of this Section 10 shall be the sole and exclusive remedy with respect to any and all Claims relating to the subject matter of this Agreement and no party shall pursue or seek to pursue any other remedy.

10.6 Mitigation of Damages. The parties hereto shall cooperate with each other to mitigate any Damages.

10.7 Certain Damages. IN NO EVENT SHALL THE INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT (INCLUDING UNDER THIS SECTION 10) OR THE TERM “DAMAGES” COVER OR INCLUDE CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT, OR PUNITIVE DAMAGES OR LOST PROFITS, DIMINUTION IN VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE, WHETHER BASED ON STATUTE, TORT OR OTHERWISE, AND WHETHER OR NOT ARISING FROM THE INDEMNIFYING PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

For the avoidance of doubt, in the event a third party seeks or obtains consequential, incidental, special, indirect or punitive Damages or lost profits from a Buyer Indemnified Party or a Seller Indemnified Party, such Damages shall, to the extent they would otherwise be indemnifiable under this Agreement but for the fact that they are consequential, incidental, special, indirect or punitive Damages, be direct Damages to such Buyer Indemnified Party or Seller Indemnified Party and indemnifiable under this Agreement.

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10.8 Stockholders’ disclosure of any liability shall not serve to relieve Stockholders of any indemnity liability or obligation hereunder.

10.9 Invalidity of Exculpatory Statements or Disclosure. Stockholders shall not be relieved of any liability hereunder as a result of the disclosures of such potential liability. The Institutional Stockholder's indemnity obligations shall remain in full force and effect even if Stockholders have directly or indirectly disclosed the potential for liability.

10.10 Inventory. On or after the last day of the 23rd month following Closing (the "Inventory Date") the Buyer shall procure that an inventory count is carried out in order to quantify the Schlecker Inventory which is still held at 17.00 p.m. (local time) on the Inventory Date ("Inventory Valuation"). The Buyer shall (i) procure that the Inventory Valuation is consistent with IFRS, including as to valuation, and (ii) promptly provide the result of the Inventory Valuation and any supporting documents reasonably requested by the Institutional Stockholder in respect thereof. The Buyer will ensure that (A) the Schlecker Inventory will be utilized to satisfy obligations under the Schlecker contract in preference to other inventory using first-in, first-out principles, and (B) in the event the relevant contractual commitments with Schlecker are terminated, to the extent any Schlecker Inventory still exists, the Buyer will procure that commercially reasonable efforts are made to sell such Inventory.

11. RETURN OF RESTRICTED CASH

At the termination, renewal and/or expiry of the relevant leases entered into by the Group that relate to the Restricted Cash, the Buyer will notify the Institutional Stockholder of such fact. Buyer shall procure that upon any Restricted Cash being released, surrendered, utilized or otherwise returned to the Group (in any form), it shall promptly notify the Institutional Stockholder (or its nominees) and pay the relevant amount to the Institutional Stockholder (or its nominees) as soon as possible and, pending any payment to Institutional Stockholder (or its nominees), procure that such monies are held on trust for the Institutional Stockholder (or its nominees).

12. MISCELLANEOUS.

12.1 Dispute Resolution.

(a) Resolution of any dispute arising out of or relating to this Agreement will be attempted in accordance with the procedures specified in this Section 12.1, before any party will resort to litigation with respect to such dispute.

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(b) The parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between Persons having full power and authority to settle the controversy.

(c) Subject to paragraph 4 of Schedule 4A, all negotiations pursuant to this Section 12.1 are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of confidentiality and evidence.

(d) If the dispute has not been resolved by negotiation within twenty (20) days of the initiation of the negotiation, the parties may proceed to litigation in accordance with Section 12.18.

12.2 No Consequential Damages. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY AND EXCEPT IN CASES OF FRAUD OR WILFUL MISCONDUCT IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT OR CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES SUCH AS, BY THE WAY OF EXAMPLE AND NOT OF LIMITATION, LOSS OF PROFITS, LOSS OF BUSINESS OPPORTUNITY, LOSS OF GOODWILL, INTERRUPTION OF OR LOSS OF BUSINESS , NOR SHALL “MULTIPLE OF PROFITS” OR “MULTIPLE OF CASH FLOW” OR SIMILAR VALUATION METHODOLOGY BE USED IN CALCULATING THE AMOUNT OF ANY LOSSES.

12.3 Post-Closing Covenants.

(a) Non-solicitation. For a period of 24 months commencing on the latter of the date of the termination of the Stockholder’s employment with the Group for any reason, or Closing Date, neither the Institutional Stockholder nor any of Mandy Gradden, Stephen Callaghan, Mark Hollister and Steve Rowley will hire, solicit, or induce to resign from the employment of Buyer, its Affiliates, or the Group, any individuals employed by the Group as of (or at any time during the 12 months preceding) the Closing Date and who are hired or retained by Buyer, its Affiliates or the Group after the Closing Date. This restriction shall not apply in respect of any employee whose contract of employment is terminated by the member of the Group which employed them or is leaving following the signing of a compromise agreement subsequent to Closing. Nothing in this Section 12.3(a) shall prevent the Institutional Stockholder or any of Mandy Gradden, Stephen Callaghan, Mark Hollister and Steve Rowley from placing any advertisement where such advertisement is not specifically aimed at any particular employee or employees or from employing any person who responds to any such advertisement or who makes an unsolicited approach.

(b) Non-Compete. The Institutional Stockholder (and any entity in which the Institutional Stockholder has a 5% or greater interest) and each of Mandy Gradden, Stephen Callaghan, Mark Hollister and Steve Rowley (and any entity in which each of them respectively, has a 5% or greater interest) will not, for a period of 24 months commencing at the latter of the time of Closing or the date of the termination of said Stockholder’s employment with the Group for any reason, (i) directly or indirectly, operate, develop, engage in, or accept employment, own an interest in, or otherwise give assistance to (a) any of PCMS Datafit, Prologic, the POS division of SAP, the POS division of Oracle, LS Retail (Microsoft), GK Software, Futura, Awek, Actosoft, Cegid, Cylande, Extenda, NCR, Retalix, Wincor (b) any other Person, firm or corporation whose primary business focus is point of sale technology which is in competition with the Group as presently conducted, or (c) any other Person, firm or corporation where the Stockholder's role will be primarily focused on point of sale technology which is in competition with the Group as presently conducted, provided that Steve Rowley shall be entitled to retain his position as a non-executive director of Paypoint Plc and Mandy Gradden may retain her position as a non-executive director of SDL plc; or (ii) take any action, directly or indirectly, to interfere with the Group’s contractual relationships with any of its customers.

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(c) Each of the Sellers separately covenants with the Buyer and each member of the Buyer’s Group and the Group that he will not at any time hereafter: (i) intentionally do or say anything which is harmful to, or with the intention of harming the reputation of, the Buyer’s Group, the Group or any part thereof; or (ii) save in his role (if any) as a director and/or employee of any Group Company, use in any manner in the course of business, or permit or encourage to be used other than by a Group Company or the Buyer’s Group, any trade or business name or any mark, sign or logo used by the Buyer’s Group or any Group Company or any confusingly similar name, mark, sign or logo.

(d) The Buyer separately covenants with each Seller and its Affiliates that it will not at any time hereafter intentionally do or say anything which is harmful to, or with the intention of harming the reputation of, any Seller or its Affiliates. Nothing in sub-Sections (c) and (d) shall prevent a party from asserting a Claim or commencing legal proceedings in respect of a Claim against a party.

(e) While the restrictions in this Section 12.3 are considered by the parties to be reasonable in all the circumstances, it is agreed that if any provision of this Section 12.3 is found by any court of competent jurisdiction to go beyond what is reasonable for the protection of the goodwill of the Buyer’s Group, the Group or any part of either of them (as the case may be) but would be adjudged reasonable if any part of the wording of the provision were deleted or limited in a particular manner, the provision shall apply with such deletions or limitations as may be necessary to make it valid. Each of the obligations in this Section 12.3 is separate and severable and shall be construed and be enforceable independently of the others. Without prejudice to any other remedy which may be available to the Buyer, the parties agree the Buyer shall be entitled to seek injunctive or other equitable relief in relation to any breaches of this Section, it being acknowledged that a breach of any of those Sections might cause injury to any member of the Buyer’s Group or the Group in respect of which damages would not provide an adequate remedy.

12.4 Further Assurances. The Buyer, Company and Stockholders will, at the reasonable request and expense of the requesting party after the Closing Date, execute and deliver to the requesting party all such further assignments, endorsements and such other documents, books, or records as the requesting party may reasonably request to effect the transactions contemplated by this Agreement as well as any assets, books, records, or documents of Company now or hereafter in the possession or subject to the control of the Buyer. The parties hereby covenant and agree to use their reasonable commercial efforts to fulfill all of the terms and conditions contained in this Agreement and to take such commercially reasonable action as may be reasonably required to obtain all necessary consents, permits, authorizations and approvals of third parties that are conditions of this Agreement.

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12.5 Publicity. No public release or announcement concerning the transactions contemplated hereby will be issued by any party without the prior consent (which consent will not be unreasonably withheld or delayed) of the other parties, except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement will allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Confidential communications with investors in any funds managed or advised by any Seller (or any Affiliate of any Seller) or the Buyer shall not constitute publicity for the purpose of this Section 12.5.

12.6 No Brokerage. Buyer and the Stockholders will indemnify and hold each other harmless from and against any obligation or liability, contingent or otherwise, for brokerage or finder’s fees or agent’s commissions or other like payment in connection with this Agreement or the transactions contemplated by this Agreement, (and any reasonable expense or expenses incurred in investigating or defending the same, including counsel fees) based in any way on any agreements, arrangements, or understandings claimed to have been made by Buyer or a Stockholder (as the case may be), with any third party.

12.7 Expenses. Company shall pay in full, on or before the Closing Date, all Transaction Expenses incurred by the Group, including without limitation attorneys’ fees, investment brokerage fees and accounting fees as of the Closing Date.

12.8 Notices. All notices, requests, demands and other communications that are required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given upon the delivery or mailing of such notice, as the case may be, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid three (3) Business Days after being sent, or by expedited delivery service. Any party may change its address for notice from time to time by sending a notice to all other parties in accordance with this Section 12.8 advising of the changed address.

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(a) If to Company to:

Houghton Hall Business Park,

Houghton Regis,

Dunstable LU5 5YG

United Kingdom

With required copies to:

With a copy to:

Ashurst LLP

Broadwalk House

5 Appold Street

London EC2A 2HA

United Kingdom

Fax: + 44 207 638 1112

Attention: Eavan Saunders-Cole /Mike Richmond

(b) If to Buyer and the Guarantor, to:

A.L. Giannopoulos

Chairman, President and Chief Executive Officer

MICROS Systems, Inc.

7031 Columbia Gateway Drive

Columbia, Maryland 21046-2289

Facsimile No.: (443) 285-0466

With a copy to:

Thomas L. Patz, Esq.

Executive Vice President, Strategic Initiatives, and General Counsel

MICROS Systems, Inc.

7031 Columbia Gateway Drive

Columbia, Maryland 21046-2289

Facsimile No.: (443) 285-0466

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(c) If to a Stockholder, to his or her address set forth in Schedule 1, with a copy to:

Ashurst LLP

Broadwalk House

5 Appold Street

London EC2A 2HA

United Kingdom

Fax: + 44 207 638 1112

Attention: Eavan Saunders-Cole/ Mike Richmond

(d) If to the Stockholders’ Representative to:

Oude Utrechtseweg 16

3743 KN Baarn

The Netherlands

With a copy to:

Ashurst LLP

Broadwalk House

5 Appold Street

London EC2A 2HA

United Kingdom

Fax: + 44 207 638 1112

Attention: Eavan Saunders-Cole/ Mike Richmond

12.9 Waivers. Either the Stockholders' Representative or Buyer may, by written notice to the other, (a) extend the time for the performance of any of the obligations or other actions of the other; (b) waive any inaccuracies of the other in this Agreement or in any document delivered pursuant hereto; (c) waive compliance with any of the terms, conditions, or covenants required to be complied with by the other under this Agreement; and (d) waive or modify performance of any of the obligations of the other under this Agreement. The waiver by any party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other or subsequent breach.

12.10 Entire Agreement. This Agreement, with all schedules, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements, whether written or oral, between the parties, other than the Confidentiality Agreement entered into between Buyer and Company, dated September 2011.

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12.11 Binding Effect; Benefits. This Agreement will inure to the benefit of and be binding upon the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties, or their respective successors and assigns, any rights, remedies, obligations, or liabilities. Notwithstanding anything to the contrary in this Agreement but save as provided in Section 12.21, (a) nothing in this Agreement is intended to or will create for or grant to any third party (including, without limitation, to any former, current or future employees or officers of any party), any rights whatever, as a third party beneficiary or otherwise, (b) no third party is entitled to rely on any of the representations, warranties, covenants or agreements contained in this Agreement, and (c) no party will incur any liability or obligation to any third party because of any reliance by such third party on any representation, warranty, covenant and agreement of the Group or the Stockholders (or any of them) and each right (including, without limitation, the right to indemnification) and remedy (whether at law or in equity) to which Buyer may be entitled by virtue of this Agreement will, in addition, inure to and be for the benefit of Buyer.

12.12 Law Governing. This Agreement will be governed by and construed in accordance with English law.

12.13 Headings. Headings on the Sections of this Agreement are for reference purposes only and will not be deemed to have any substantive effect.

12.14 Counterparts. This Agreement may be executed in any number of counterparts, including facsimiles, each of which will be deemed an original but all of which together will be deemed to be one and the same instrument.

12.15 Pounds Sterling. All references in this Agreement to “Pounds Sterling” or “£" are references to the lawful currency of the United Kingdom.

12.16 Schedules. To the extent that any fact or facts set forth in any of the Schedules is unambiguously relevant to any one or more representations and warranties, such fact or facts will be deemed to be disclosed with respect to such representations and warranties. Upon any conflict between the statements in any Schedule and those in the body of this Agreement, the statements in the body of the Agreement will control.

12.17 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement.

12.18 Jurisdiction and Venue. Subject to the provisions of Section 12.1, the parties to this Agreement irrevocably agree that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings ("Proceedings"), and/or to settle any disputes, which may arise out of or in any way relate to this Agreement or its formation and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

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Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document ("Documents") for the purpose of any Proceedings begun in England shall be duly served upon it if delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail), in the case of:

(a) each Stockholder to Ashurst LLP, Broadwalk House, 5 Appold Street, London EC2A 2HA, United Kingdom, Attention: Eavan Saunders-Cole/ Mike Richmond; and

(b) the Buyer to 6-8 The Grove, Slough, Berkshire SL1 1QP UK (marked for the attention of President, MF UK FC, Limited),

or such other person and address in England and/or Wales as the Stockholder shall notify the Buyer in writing or vice versa from time to time.

12.19 Survival. Each party covenants and agrees that its warranties and representations contained in this Agreement and the Schedules will survive the execution and delivery of this Agreement and the Closing Date under this Agreement until the second anniversary of the Closing Date, except for fraud and such warranties and representations and indemnity obligations relating to (a) the Group’s intellectual property rights and matters, which will survive the execution and delivery of this Agreement and the Closing Date until the fourth anniversary of the Closing Date; and (b) the Group’s tax matters, including but not limited to the Tax Indemnity, which shall survive the execution and delivery of this Agreement and the Closing Date until the expiration of the applicable statute of limitations.

12.20 Stockholders' Representative. The Stockholders hereby appoint the Institutional Stockholder as their representative from the date hereof, such representative shall be the "Stockholders' Representative". The Stockholders' Representative is hereby authorized to act as each Stockholder's representative and the Stockholders each agree that the Buyer may rely, without enquiry, upon any action of the Stockholders' Representative as the act of all of the Stockholders in all matters referred to in this Agreement or the Escrow Agreement as being carried out by the Stockholders' Representative and further to enter into any agreement with respect to any matter or transaction contemplated by this Agreement. The Stockholders, by their execution of this Agreement, also authorize the Stockholders’ Representative, (i) to take all action necessary in connection with the defense, payment and/or settlement of any claims for which the Escrow Amount may be available to indemnify any of the Buyer Indemnitees pursuant to Section 10, (ii) to give and receive all notices required to be given under Section 10 of this Agreement and the Escrow Agreement, (iii) to take any and all additional action as is contemplated to be taken by the Stockholders' Representative by the terms of this Agreement or the Escrow Agreement, (iv) negotiate and enter into amendments to this Agreement and the Escrow Agreement for and on behalf of the Stockholders, and (v) to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of any of the foregoing. At any time the Institutional Stockholder may agree to appoint another person (or persons, acting jointly and severally) as the Stockholders' Representative in substitution for the existing Stockholders' Representative. Such successor shall agree in writing to accept the appointment in accordance with the terms of this Agreement and such appointment shall be promptly notified to the Buyer in writing. Any decision or action by the Stockholders’ Representative hereunder, including any agreement between the Stockholders’ Representative and Buyer relating to the determination of the defense, payment or settlement of any claims for which the Escrow Amount may be available to indemnify any of the Buyer Indemnitees pursuant to Section 10, shall constitute a decision or action of all Stockholders and shall be final, binding and conclusive upon each such Stockholder. No Stockholders shall have the right to object to, dissent from, protest or otherwise contest the same and the Buyer and Buyer Indemnitees are hereby relieved from any liability to any Stockholder for any acts done by them in accordance with the instruction, decision, or act of the Stockholder’s Representative. The Stockholders’ Representative shall receive no compensation for its services hereunder or under the Escrow Agreement.

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12.21 Third Party Rights.

(a) Each member of the Buyer’s Group and the Seller's Affiliates (in the case of Section 12.3 only) may rely upon and enforce the terms of Sections 2.1(c) (Escrow), 2.6 (Post Closing Adjustments), 2.7 (Filings), 4.10 (Company and Stockholders Warranties and Representations), 10 (Indemnification and Payment of Damages), 12.3 (Post-Closing Covenants), 12.5 (Publicity), 12.20 (Stockholders' Representative), and Schedule 6 (Tax Indemnity).

(b) The rights referred to in Section 12.21(a) may be enforced by the third parties referred to in that Section for so long as that third party remains a member of the Buyer’s Group (which definition shall, for the purposes of this Section 12.21 only, include the Buyer and its Subsidiaries (which for the avoidance of doubt, includes the Group subsequent to Closing).

(c) Notwithstanding any other provision of this Agreement, the parties may by agreement in writing vary any of the provisions of this Agreement without the consent of any third party, and accordingly section 2(1) Contracts (Rights of Third Parties) Act 1999 shall not apply.

(d) Except as expressly provided in Sections 12.21(a) and 12.21(b), a person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement.  This Section shall not affect any right or remedy of a third party which exists or is available apart from that Act.

12.22 Guarantee And Indemnity

The Guarantor unconditionally and irrevocably guarantees to the Stockholders and the Company the due and complete performance by the Buyer of all of its obligations under this Agreement and the Transaction Documents subject to the terms thereof. This guarantee is to be a continuing security which shall remain in full force and effect until all of the obligations of the Buyer under this Agreement and the Transaction Documents shall have been fulfilled or shall have expired in accordance with the terms of this Agreement or the relevant Transaction Document (whichever is the sooner) and this guarantee is to be in addition, and without prejudice to, and shall not merge with, any other right, remedy, guarantee, indemnity or security which any Stockholder may now or hereafter hold in respect of all or any of the obligations of the Buyer under this Agreement or any Transaction Document.

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IN WITNESS WHEREOF, each party has caused this Agreement to be executed individually or in its respective corporate name by one of its duly authorized officers, all as of the date first above written.

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Set forth below is a list identifying the contents of schedules to the Stock Purchase Agreement, which, in accordance with the instructions contained in Item 601(b) (2) of Regulation S-K, are not being filed herewith. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request

Listing of Schedules

Schedule 1 – Listing of stockholders and option-holders of Torex, including number and type of shares owned as of closing

Schedule 2 – Information regarding and each Torex subsidiary, including shares issued, persons and entity(ies) owning such shares, registered office address, and lists of directors, officers, and auditors.

Schedule 3 – Action Pending Closing, i.e., provisions limiting the activities of Torex and its subsidiaries during the period between signing and closing.

Schedule 4 – Warranty Schedule. Addresses agreements, arrangements, options, warrants, calls, rights relating to the issuance, sale, purchase, or redemption of shares of Torex stock; exceptions to Torex and Torex stockholders warranties: list of Torex interests in real property leased by Torex; a table containing the material terms of employment with respect to employees earning an annual base salary in excess of £120,000; copies of agreements identified pursuant to Section 4.14; insurance policies; material claims; intellectual property owned by, licensed to or used by Torex; list of all Torex benefit plans and other benefit obligations; listing of Torex officers and directors; listing of material customer contracts; listing of material licenses, permits, and authorities issued or granted to Torex by governmental agencies: listing of bank and savings accounts, certificates of deposit, and safe deposit boxes of Torex; copies of existing corporate borrowing, depository, and transfer resolutions and identification of persons entitled to act under such resolutions; copies of existing corporate borrowing, depository, and transfer resolutions and identification of persons entitled to act under such resolutions; list of powers of attorney granted by Torex and identification of persons authorized to act under such powers of attorney.

Schedule 4A - Warranty Limitations and Insurance. Information regarding contractual limitations periods on certain types of claims by the Buyer and its affiliates against Torex and its stockholders; baskets on certain types of claims; insurance requirements for certain types of claims; and additional limitations, procedures, and exceptions thereto pertaining to the liability of Torex and its stockholders to the Buyer and its affiliates in respect of certain types of claims.

Schedule 5 – Format of Closing Balance Sheet

Schedule 6 – Tax indemnity obligation of Institutional Stockholder

Schedule 7 – Insurance Policies in favor of the Institutional Stockholder

Schedule 8 – Deed of Release among Burdale Financial Limited and Torex and a Torex subsidiary

Schedule 9 – Escrow Agreement

Schedule 10 – Legal opinion of Torex counsel